EXHIBIT 10.20

              AMENDED AND RESTATED CREDIT AGREEMENT

                    dated as of June 30, 1999

                          by and between

               TRAVEL SERVICES INTERNATIONAL, INC.,

                           as Borrower

                               and

                   BANK OF AMERICA, N.A. d/b/a
                        NATIONSBANK, N.A.,

                            as Lender


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                        TABLE OF CONTENTS

                                      Page

                 ARTICLE IDEFINITIONS AND TERMS

SECTION 1.01   Amendment and Restatement . . . . . . . . . . . .2
SECTION 1.02   Definitions.  . . . . . . . . . . . . . . . . . .2

ARTICLE II     LOANS

SECTION 2.01   Revolving Credit Facility.. . . . . . . . . . . 23
SECTION 2.02   Term Loan.  . . . . . . . . . . . . . . . . . . 23
SECTION 2.03   Interest on Loans.  . . . . . . . . . . . . . . 24
SECTION 2.04   Unavailability of Certain Loans/Funding Losses. 24
SECTION 2.05   Voluntary Reduction of Revolving Commitment or
               the L/C Commitment Amount; Funding Losses.. . . 25
SECTION 2.06   Repayment of Loans. . . . . . . . . . . . . . . 25
SECTION 2.07   Notes.  . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IIA    LETTER OF CREDIT FACILITY

SECTION 2A.01.      Letters of Credit. . . . . . . . . . . . . 27
SECTION 2A.02.      Method of Issuance of Letters of Credit. . 27
SECTION 2A.03.      Letter of Credit Fees. . . . . . . . . . . 28
SECTION 2A.04.      Letter of Credit Reimbursement . . . . . . 28
SECTION 2A.05.      Nature of Lender's Duties. . . . . . . . . 29
SECTION 2A.06.      Obligations Absolute . . . . . . . . . . . 29
SECTION 2A.07.      Expiration or Maturity Date of Letters of
     Credit. . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE III    OTHER LOAN AND PAYMENT PROVISIONS

SECTION 3.01   Interest on Overdue Payments. . . . . . . . . . 31
SECTION 3.02   Computations. . . . . . . . . . . . . . . . . . 31
SECTION 3.03   Usury . . . . . . . . . . . . . . . . . . . . . 31
SECTION 3.04   Payments. . . . . . . . . . . . . . . . . . . . 31
SECTION 3.05   Insufficient Funds. . . . . . . . . . . . . . . 32
SECTION 3.06   Fees. . . . . . . . . . . . . . . . . . . . . . 32
SECTION 3.07   Increased Costs . . . . . . . . . . . . . . . . 32
SECTION 3.08   Statements of Account . . . . . . . . . . . . . 33

                 ARTICLE IVCONDITIONS PRECEDENT

SECTION 4.01   Conditions Precedent to Closing . . . . . . . . 34
SECTION 4.02   Conditions Precedent to All Credit Events . . . 36
SECTION 4.03   Conditions as Covenants . . . . . . . . . . . . 36

                 ARTICLE VREPRESENTATIONS AND WARRANTIES

SECTION 5.01   Representations and Warranties. . . . . . . . . 37
SECTION 5.02   Survival of Representations and Warranties, Etc 42

                ARTICLE VIAFFIRMATIVE COVENANTS

SECTION 6.01   Preservation of Existence and Similar Matters . 43
SECTION 6.02   Compliance with Applicable Law. . . . . . . . . 43
SECTION 6.03   Maintenance of Property . . . . . . . . . . . . 43
SECTION 6.04   Conduct of Business . . . . . . . . . . . . . . 43
SECTION 6.05   Insurance . . . . . . . . . . . . . . . . . . . 43
SECTION 6.06   Payment of Taxes and Claims . . . . . . . . . . 44
SECTION 6.07   Visits and Inspections. . . . . . . . . . . . . 44
SECTION 6.08   Use of Proceeds . . . . . . . . . . . . . . . . 44
SECTION 6.09   Additional Guarantor/Collateral . . . . . . . . 45
SECTION 6.10   Year 2000 Compliance. . . . . . . . . . . . . . 45

ARTICLE VII    INFORMATION

SECTION 7.01   Quarterly Financial Statements. . . . . . . . . 46
SECTION 7.02   Year-End Statements . . . . . . . . . . . . . . 46
SECTION 7.03   Projections . . . . . . . . . . . . . . . . . . 46
SECTION 7.04   Accounts/Inventory Certificate. . . . . . . . . 46
SECTION 7.05   Collateral Value Report . . . . . . . . . . . . 47
SECTION 7.06   Appraisals. . . . . . . . . . . . . . . . . . . 47
SECTION 7.07   Copies of Certificates and Other Reports. . . . 47
SECTION 7.08   Notice of Litigation and Other Matters. . . . . 48
SECTION 7.09   ERISA . . . . . . . . . . . . . . . . . . . . . 48

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ARTICLE VIII   NEGATIVE COVENANTS

SECTION 8.01   Financial Covenants . . . . . . . . . . . . . . 50
SECTION 8.02   Indebtedness for Money Borrowed . . . . . . . . 50
SECTION 8.03   Guaranties. . . . . . . . . . . . . . . . . . . 50
SECTION 8.04   Investments . . . . . . . . . . . . . . . . . . 50
SECTION 8.05   Liens . . . . . . . . . . . . . . . . . . . . . 51
SECTION 8.06   Plans . . . . . . . . . . . . . . . . . . . . . 51
SECTION 8.07   Loans . . . . . . . . . . . . . . . . . . . . . 51
SECTION 8.08   Certain Agreements. . . . . . . . . . . . . . . 51
SECTION 8.09   Transactions with Affiliates. . . . . . . . . . 51
SECTION 8.10   Merger, Consolidation and Other Arrangements. . 51
SECTION 8.11   No Sale of Assets . . . . . . . . . . . . . . . 51
SECTION 8.12   Sale or Discount of Receivables . . . . . . . . 52
SECTION 8.13   Dividend Limitation . . . . . . . . . . . . . . 52

ARTICLE IX     DEFAULT

SECTION 9.01   Events of Default . . . . . . . . . . . . . . . 53
SECTION 9.02   Remedies. . . . . . . . . . . . . . . . . . . . 55
SECTION 9.03   Rights Cumulative . . . . . . . . . . . . . . . 56

ARTICLE X      MISCELLANEOUS

SECTION 10.01       Notices. . . . . . . . . . . . . . . . . . 57
SECTION 10.02       Expenses . . . . . . . . . . . . . . . . . 58
SECTION 10.03       Stamp, Intangible and Recording Taxes. . . 58
SECTION 10.04       Set-off. . . . . . . . . . . . . . . . . . 59
SECTION 10.05       GOVERNING LAW; ARBITRATION/JURISDICTION. . 59
SECTION 10.06       Assignability. . . . . . . . . . . . . . . 60
SECTION 10.07       Amendments . . . . . . . . . . . . . . . . 61
SECTION 10.08       Nonliability of the Lender . . . . . . . . 62
SECTION 10.09       Confidential Information . . . . . . . . . 62
SECTION 10.10       Indemnification. . . . . . . . . . . . . . 62
SECTION 10.11       Survival . . . . . . . . . . . . . . . . . 63
SECTION 10.12       Titles and Captions. . . . . . . . . . . . 63
SECTION 10.13       Severability of Provisions . . . . . . . . 63
SECTION 10.14       Counterparts . . . . . . . . . . . . . . . 63



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ANNEX I TO CREDIT AGREEMENT. . . . . . . . . . . . . . . . . A-1

SCHEDULE 1.01(a)    CURRENT BOARD OF DIRECTORS . . . . . . . S-1
SCHEDULE 1.01(b)    EXISTING HEDGE AGREEMENTS. . . . . . . . S-1
SCHEDULE 4.01(e)    REAL PROPERTY. . . . . . . . . . . . . . S-2
SCHEDULE 5.01(b)    CORPORATE STRUCTURE. . . . . . . . . . . S-3
SCHEDULE 5.01(g)    EXISTING INDEBTEDNESS FOR MONEY BORROWED,

                    GUARANTIES ANDEXISTING LETTERS OF CREDIT AND
                    ACCEPTANCES. . . . . . . . . . . . . . . S-4

SCHEDULE 5.01(h)    LITIGATION . . . . . . . . . . . . . . . S-8
SCHEDULE 5.01(n)    ENVIRONMENTAL. . . . . . . . . . . . . . S-9
SCHEDULE 5.01(o)    INTELLECTUAL PROPERTY. . . . . . . . . .S-10
SCHEDULE 6.08  USE OF PROCEEDS TO RETIRE OBLIGATIONS . . . .S-11
SCHEDULE 8.09  EXCLUDED TRANSACTIONS . . . . . . . . . . . .S-12

EXHIBIT A      FORM OF NOTICE OF BORROWING . . . . . . . . . A-1
EXHIBIT B-1    FORM OF REVOLVING NOTE. . . . . . . . . . . B-1-1
EXHIBIT B-2    FORM OF TERM NOTE . . . . . . . . . . . . . B-2-1
EXHIBIT C      FORM OF SECURITY AGREEMENT. . . . . . . . . . C-1
EXHIBIT D      FORM OF COLLATERAL ASSIGNMENT AND

               TRADEMARK SECURITY AGREEMENT................. D-1
EXHIBIT E      FORM OF PLEDGE AGREEMENT. . . . . . . . . . . E-1
EXHIBIT F      FORM OF AMENDED AND RESTATED SECURITY

               AGREEMENT AND PLEDGE OF MEMBERSHIP INTEREST . F-1
EXHIBIT G      FORM OF SUBSIDIARY GUARANTY . . . . . . . . . G-1
EXHIBIT H      FORM OF LETTER OF CREDIT REQUEST .      . . . H-1
EXHIBIT I      FORM OF COMPLIANCE CERTIFICATE. . . . . . . . I-1
EXHIBIT J      FORM OF PARTNERSHIP PLEDGE AGREEMENT. . . . . J-1

     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 30, 1999, by and between TRAVEL SERVICES INTERNATIONAL, INC., a Florida corporation (the "Borrower") and BANK OF AMERICA, N.A.

     d/b/a NATIONSBANK, N.A. (the "Lender").

     WHEREAS, the Lender and the Borrower have heretofore entered into that certain Credit Agreement dated as of October 15, 1997, as amended by Amendment No. 1 and Waiver dated as of October 15, 1997, Amendment No. 2 dated as of January 15, 1998, and Amendment No. 3 dated as of March 31, 1998 (as so amended, the "Existing Credit Agreement") pursuant to which the Lender has made available certain credit facilities to the Borrower and the Borrower issued promissory notes payable to the order of the Lender (the "Existing Notes"); and

     WHEREAS, the Existing Credit Agreement was guaranteed by all of the Material Subsidiaries (as defined in the Existing Credit Agreement) of the Borrower pursuant to the Subsidiary Guaranty (as defined in the Existing Credit Agreement) and the Borrower and the Material Subsidiaries have secured their obligations pursuant to the Security Agreement (as defined in the Existing Credit Agreement); and

     WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety in order to, among other things, increase the amount of the credit facilities; and

     WHEREAS, the Lender is willing to make available to the Borrower the respective credit facilities provided for herein on the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

                            ARTICLE I

                      DEFINITIONS AND TERMS

     SECTION 1.01 Amendment and Restatement. The Borrower and the Lender hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided herein, shall be superseded by this Agreement.

     This Agreement is given as a substitution of, and not as a payment of, the obligations of the Borrower under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement. Except as otherwise selected by the Borrower by delivery of a Notice of Borrowing prior to the Closing Date in accordance with the terms hereof, upon the effectiveness of this Agreement all Secured Obligations outstanding and owing by the Borrower under the Existing Credit Agreement as of the Closing Date, shall constitute Secured Obligations hereunder. Prime Rate Loans under the Existing Credit Agreement shall accrue interest at the Prime Rate hereunder. All of the indebtedness, liabilities and obligations owing by the Borrower under the Existing Credit Agreement (i) evidenced by the Existing Notes shall continue to be evidenced by the Notes issued by the Borrower hereunder in substitution for, and not payment or novation of, the Existing Notes and (ii) shall continue to be secured by the Collateral (as defined in the Existing Credit Agreement) and the Borrower acknowledges and agrees that the Collateral (as defined in the Existing Credit Agreement) shall continue to constitute Collateral hereunder and remains subject to a security interest in favor of the Lender and to secure the liabilities of the Borrower re-evidenced by this Agreement and the other Loan Documents.

     SECTION 1.02 Definitions. In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this
Agreement:

          "Account" shall have the meaning set forth in the Security Agreement.

          "Account Party" has the meaning set forth in Section
     2A.01(a).

          "Acquisition" means any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors.

          "Additional Debtor" shall have the meaning set forth in the Security Agreement.

          "Additional Guarantor" shall have the meaning set forth in the Subsidiary Guaranty.

          "Additional Loan Documents" means any Loan Document entered into after the Closing Date in accordance with Section 6.09 or otherwise.

          "Additional Loan Party" means each Subsidiary as shall from time to time become party to any of the Loan Documents in accordance with Section
     6.09 or otherwise.

          "Adjusted Consolidated Net Income" means Consolidated Net Income before making provisions for federal or state income taxes.

          "Adjusted Eurodollar Rate" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate obtained by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to 1 minus the maximum rate, at any time, at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against (i) "Eurocurrency liabilities" (as such term is used in Regulation D), (ii) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (iii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. The "Adjusted Eurodollar Rate" shall be adjusted automatically on and as of the effective date of any change in any of the foregoing reserve requirements.

          "Affiliate" means, with respect to any Person, any entity which directly or indirectly controls, is controlled by, or is under common control with, such Person or any subsidiary of such Person or any Person who is a director, officer or partner of such Person or any subsidiary of such Person and, with respect to each Loan Party, shall include all other Loan Parties. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to (a) vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

          "Agreement" means this Amended and Restated Credit Agreement as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

          "Agreement Date" means the date as of which this Agreement is dated.

          "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all applicable orders and decrees of all courts, tribunals and arbitrators.

          "Available Revolving Commitment" means, on any date of determination, the Revolving Commitment in effect on such date minus the aggregate outstanding principal amount of Revolving Loans on such date minus the Stated Amount of Letters of Credit minus any Reimbursement Obligations.

          "Beneficiary" means any Person designated by an Account Party to whom the Lender is to make payment, or on whose order payment is to be made, under a Letter of Credit.

          "Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

          "Borrowing" means a borrowing by the Borrower of Revolving Loans pursuant to Section 2.01 hereof or the Term Loan made pursuant to Section
     2.02 hereof.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close.

          "Capital Expenditures" means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years, and shall include all Capitalized Lease Obligations.

          "Capitalized Lease Obligation" of any Person means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the amount accounted for with respect to such obligations determined in accordance with such principles.

          "Cash Collateral Account" means a special non-interest bearing deposit account maintained at the Principal Office of the Lender for the purpose, and subject to the terms and conditions, set forth in Section 2A.07.

          "Change of Control" means any of the following events or circumstances:

                        (i) if (A) any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), other than members of the Current Board of Directors, become the "beneficial owners" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 15% of the total voting power of all classes then outstanding of the Borrower's voting stock and (B) individuals who, at the beginning of any period of 13 consecutive months, constitute the Borrower's board of directors (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Borrower's board of directors then in office as a result of the actions of such beneficial owners; or

                       (ii) individuals who, at the beginning of any period of 13 consecutive months, constitute the Borrower's board of directors (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the Borrower's board of directors then in office.

     All calculations contemplated in this definition involving the capital stock of any Person, shall be made with the assumption that all convertible securities of such Person then outstanding and all securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

          "Closing Date" means July 30, 1999.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collateral" means any collateral security pledged by any Loan Party to secure the obligations of the Borrower hereunder or under any other Loan Document or the obligations of such Loan Party under the Loan Documents to which it is a party and includes, without limitation, all "Collateral", as defined in the Security Agreement.

          "Commitment" means the Lender's obligation to make the Revolving Loans and the Term Loan and to issue and amend Letters of Credit.

          "Compliance Certificate" has the meaning set forth in
     Section 7.07 hereof.

          "Consolidated" means the consolidated financial information of the Borrower and its Subsidiaries under GAAP consistently applied.

          "Consolidated Assets" means the assets of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

          "Consolidated Capitalization" shall mean, at any time, the sum of (i) Indebtedness for Money Borrowed on a Consolidated basis at such time plus
     (ii) Consolidated Net Worth at such time.

          "Consolidated Fixed Charge Coverage Ratio"means, at any time, the ratio of (a) EBITDA for the Preceding Period less Capital Expenditures for the Preceding Period less cash expended by the Borrower in the Preceding Period for taxes imposed on, or measured by, income or excess profits, net of any cash refunds or credit received during any quarterly period as a result of an overpayment made in a prior period, provided, however, in calculating taxes on income for the Preceding Period ending June 30, 1999 the amount of cash spent to pay such taxes shall be reduced by $2,600,000 to (b) Consolidated Fixed Charges for the Preceding Period.

          "Consolidated Fixed Charges" means, with reference to any period, the sum of (a) Interest Charges plus (b) the current portion of Indebtedness for Money Borrowed.

          "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

          "Consolidated Net Worth" shall mean, at any time for the Borrower and its Subsidiaries on a Consolidated basis shareholders' equity at such time determined in accordance with GAAP.

          "Control Event" means:

                    (i) the execution by the Borrower or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control;

                    (ii) the execution of any written agreement which, when
               fully performed by the parties thereto, would result in a Change in Control; or

                    (iii) the acceptance by a sufficient number of the holders of the common stock of the Borrower of any written offer by any person (as such term is used in section 13(d) and section 14(d)(23) of the Exchange Act as in effect on the Closing Date), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing
               Date) resulting in any such person or related persons constituting a group to become the "beneficial owners" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 15% of the total voting power of all classes then outstanding of the Borrower's voting stock.

          "Credit Event" means the making of any Loan or the issuance or amendment (including, without limitation, an extension or renewal) of a Letter of Credit.

          "Current Assets" means, as at any date of determination, the Consolidated current assets of the Borrower and its Subsidiaries as determined in accordance with GAAP consistently applied.

          "Current Board of Directors" means those Persons listed on Schedule 1.01(a) hereto.

          "Current Liabilities" means, as at any date of determination, the Consolidated current liabilities of the Borrower and its Subsidiaries as determined in accordance with GAAP consistently applied.

          "Current Ratio" means, as at any date of determination, the ratio of
     (a) Current Assets to (b) Current Liabilities.

          "Date of Issuance" means the date of issuance by the Lender of a Letter of Credit under this Agreement.

          "Default" means any of the events specified in Section 9.01, whether or not there has been satisfied any requirement for giving of notice, lapse of time or the happening of any other condition.

          "Dollars or "$" means the lawful currency of the United
     States.

          "Drawing" means a drawing by a Beneficiary under any Letter of credit.

          "EBITDA" means, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income in respect of interest charges (including amortization of debt discount and expense and imputed interest on Capitalized Lease Obligations) on Indebtedness other than any capitalized interest plus all amounts deducted in arriving at such Consolidated Net Income for taxes imposed on, or measured by, income or excess profits plus all amounts of cash expended by Borrower pursuant to Section 8.13 (c) or (d) plus all amounts deducted in arriving at such Consolidated Net Income for depreciation and amortization expense of assets in accordance with GAAP.

          "Effective Date" means the later of:

               (a)  the Agreement Date; and

               (b) the date on which all of the conditions precedent set forth in Section 4.01 hereof shall have been fulfilled or waived in writing by the Lender.

              "Environmental Laws" means any Applicable Law relating to environmental protection including, without limitation, the following:
       Clean Air Act, 42 U.S.C. /section/ 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. /section/ 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. /section/ 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. /section/ 9601 et seq.; National Environmental Policy Act, 42 U.S.C. /section/ 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          "ERISA Affiliate" means any corporation which is a member of the same controlled group of corporations as the Borrower within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Borrower within the meaning of section 414(c) of the Code.

          "Eurodollar Business Day" means any day on which banks are scheduled to be open for business and quoting interest rates for Dollar deposits on the London interbank market and which is also a Business Day.

          "Eurodollar Rate" means, with respect to any Loan bearing interest at a rate determined by reference to the Eurodollar Rate, for the Interest Period applicable thereto, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any such Loan for any such Interest Period therefor, the rate per annum (rounded upwards, if necessary, the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

          "Eurodollar Rate Loan" means the Term Loan or a Revolving Loan that bears interest based upon the Adjusted Eurodollar Rate.

          "Eurodollar Rate Margin" means, on the date of determination:

               (a) 2.00 percent, if for the Preceding Period, the ratio of Indebtedness for Money Borrowed to EBITDA is equal to or less than
          3.00 to 1.00 and greater than 2.5 to 1.0;

               (b) 1.75 percent, if for the Preceding Period, the ratio of Indebtedness for Money Borrowed to EBITDA is equal to or less than
          2.50 to 1.0 and greater than 2.0 to 1.0;

               (c) 1.50 percent, if for the Preceding Period, the ratio of Indebtedness for Money Borrowed to EBITDA is equal to or less than 2.0 to 1.0 and greater than 1.5 to 1.0; and

               (d) 1.25 percent, if for the Preceding Period, the ratio of Indebtedness for Money Borrowed to EBITDA is equal to or less than 1.5 to 1.0.

          Each change in the applicable Eurodollar Rate Margin will be effective from the date of delivery of the financial statements and the certificate described in Sections 7.01 and 7.07(a), respectively. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the financial statements or the certificate described in Sections 7.01 and 7.07(a), respectively, with respect to a fiscal quarter in accordance with the provisions thereof, or at any time that an Event of Default shall have occurred and shall be continuing, the Eurodollar Rate Margin shall be reset, if necessary, to be 2.00 percent until such time as the Borrower shall deliver such financial statements and certificate or such Event of Default shall be cured or waived.

          "Event of Default" means any of the events specified in Section 9.01, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

          "Expiration Date" means, with respect to a Letter of Credit, its stated expiration date.

          "Facility Termination Date" means the date this Agreement, the Term Loan, the Revolving Credit Facility and the Letter of Credit Facility are terminated.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if not such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

          "Fees" means the fees and commissions provided for or referred to in Sections 2A.03 and 3.06 and any other fees payable by the Borrower hereunder or under any other Loan Document.

          "Financing Statements" means any and all financing statements executed and delivered by or on behalf of any Loan Party in connection with the perfection of the Security Interest, together with any amendments thereto and any continuations thereof.

          "Florida Mortgage" means that certain Mortgage and Security Agreement, dated as of April 29, 1998 and recorded in the Official Records of Orange County, Florida at Book 5470, Page 1099, as amended by that certain Modification to Mortgage and Security Agreement, dated as of June 30, 1999, covering the property of Cruises Only, LLC located in Orlando, Florida and executed by Cruises Only, LLC and delivered to the Lender as a condition to Lender's obligation to make the Term Loan.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

          "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies.

          "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority or the Securities and Exchange Commission) or any arbitrator with authority to bind a party at law.

          "Guarantor" means each Subsidiary of Borrower which is a party to a Subsidiary Guaranty.

          "Guaranty", "Guaranteed" or to "Guarantee" as applied to any obligation means and includes

               (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or

               (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by

                    (i)  the purchase of securities or
               obligations,

                    (ii) the purchase, sale or lease of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss,

                    (iii)     repayment of amounts drawn down by
               beneficiaries of letters of credit, or

                    (iv) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

          "Guaranty Supplement" shall have the meaning set forth in the Subsidiary Guaranty.

          "Hazardous Materials" means and includes, without limitation, (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any other Applicable Environmental Laws, (b) hazardous substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act, or in any other applicable Environmental Laws, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any other applicable Environmental Laws, (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any other applicable Environmental Laws, or
     (f) any hazardous waste, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used or defined in the Hazardous Materials Transportation Act, the Clean Air Act or the Clean Water Act, as each such Act, statute or regulation may be amended from time to time.

          "Hedge Agreement" means any agreement or transaction set forth on
     Schedule 1.01(b) hereto or any agreement or transaction between the Borrower or any Subsidiary and the Lender or any Affiliate of the Lender now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward, foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of or option with respect to, these or similar transactions, for the purpose of hedging the Borrower's or such Subsidiary's, as the case may be, exposure to fluctuations in interest rates, currency valuations or commodity prices.

          "Hostile Acquisition" means any Acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Acquisition prior to the first public announcement or disclosure relating to such Acquisition.

          "Indebtedness" as applied to a Person means, without duplication, (a) all indebtedness of such Person which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined (other than trade payables and accrued expenses, customer deposits, deferred revenues and deferred taxes arising in the ordinary course of business) including, without limitation, all Capitalized Lease Obligations of such Person and all reimbursement obligations due or that may become due of such Person under letters of credit and acceptances issued for its account, and (b) all obligations of other Persons which such Person has Guaranteed.

          "Intellectual Property" means all patents, trademarks, trade names and copyrights used in or necessary for the conduct of the business of the Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or other), business or operations of the Borrower or its Subsidiaries.

          "Interest Charges" means, with respect to any period, all interest in respect of Indebtedness of the Borrower and its Subsidiaries in accordance with GAAP (including imputed interest on Capitalized Lease Obligations) deducted in determining Consolidated Net Income for such period (eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP).

          "Interest Period" means the period (a "Eurodollar Interest Period") commencing on the date of the Borrowing of such Eurodollar Rate Loan and ending on the date either one, three or six months thereafter. In no event shall an Interest Period extend beyond the Revolving Termination Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

          "Inventory" shall have the meaning set forth in the Security Agreement.

          "Investment" means the acquisition of any interest in any Person or property, a loan or advance to any Person or other arrangement for the purpose of providing funds or credit to any Person, a capital contribution in or to any Person, or any other investment in any Person or property.

          "L/C Commitment Amount" equals $10,000,000, as the same may be reduced permanently from time to time pursuant to Section 2.05(a) hereof.

          "Lender" means Bank of America, N.A. d/b/a NationsBank,
     N.A. and its successors and assigns.

          "Lending Office" means, for the Lender and for each Type of Loan, the office of the Lender specified for the Lender on Annex I attached hereto.

          "Letter of Credit" has the meaning set forth in Section
     2A.01(a).

          "Letter of Credit Facility" means the credit facility described in
     Article IIA pursuant to which the Letters of Credit are to be issued.

          "Letter of Credit Request" has the meaning set forth in
     Section 2A.02(a).

          "Lien" as applied to the property of any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, lease constituting a Capitalized Lease Obligation, conditional sale or other tide retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction.

          "Loan" means any Eurodollar Rate Loan or Prime Rate
     Loan.

          "Loan Document" means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, the Revolving Note, the Term Note, the Subsidiary Guaranty, the Security Agreement, the Trademark Security Agreement, the Pledge Agreement, the Membership Pledge Agreement, the Partnership Pledge Agreement, the Florida Mortgage, each Hedge Agreement, each document or instrument executed and delivered by an Account Party in connection with the Letter of Credit Facility, and all other instruments or documents executed or delivered to or in favor of the Lender in connection with the transactions contemplated under this Agreement, as the same may be amended, modified, supplemented or amended and restated from time to time.

          "Loan Party" means each of the Borrower and each of its Subsidiaries and any other Person (other than the Lender) party to a Loan Document.

          "Materially Adverse Effect" means a materially adverse effect upon (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, as determined by the Lender in its sole discretion exercised in good faith or (b) any Loan Party's ability to perform its obligations under any Loan Document to which it is a party.

          "Material Subsidiary" means a Subsidiary of the Borrower that (as of any date of determination), (i) contributed at least ten percent (10%) to Adjusted Consolidated Net Income as of the most recently ended fiscal quarter, or (ii) owned assets constituting at least ten percent (10%) of Consolidated Assets as of the most recently ended fiscal quarter.

          "Membership Pledge Agreement" means collectively (or individually as the context may indicate) (i) that certain Amended and Restated Security Agreement and Pledge of Membership Interest among the Borrower, certain of its Subsidiaries and the Lender, dated as of the date hereof, in substantially the form of Exhibit F attached hereto and (ii) any additional Security Agreement and Pledge of Membership Interest or Membership Pledge Agreement Supplement delivered to the Lender pursuant to Section 6.09, as the same may be amended, modified, supplemented or amended and restated from time to time.

          "Membership Pledge Agreement Supplement" shall have the meaning set forth in the Membership Pledge Agreement.

          "Money Borrowed" means, as applied to the Indebtedness of a Person,

               (a)  Indebtedness for money borrowed, or

               (b) Indebtedness, whether or not in any such case the same was for money borrowed, but other than trade indebtedness of such Person incurred in the ordinary course of business:

                    (i) represented by notes payable, and drafts accepted, that represent extensions of credit,

                    (ii) constituting obligations evidenced by bonds,
               debentures, letters of credit, notes or similar instruments, or

                    (iii) upon which interest charges are customarily paid or
               that was issued or assumed as full or partial payment for property, or

               (a)  Indebtedness that constitutes a Capitalized

          Lease Obligation, or

               (b) Indebtedness that is such by virtue of clause (b) of the definition of Indebtedness, but only to the extent that the obligations Guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

          "Mortgaged Property" means that certain property described in and covered by the Florida Mortgage.

          "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA, as amended or revised from time to time.

          "Notes" means, collectively, the Revolving Note and the Term Note.

          "Notice of Borrowing" means a notice in the form of Exhibit A hereto to be delivered to the Lender pursuant to Section 2.0l(b) indicating the Borrower's intention to borrow a Revolving Loan.

          "Outstanding Credits" mean, on any date of determination, an amount equal to (i) the aggregate principal amount of all Revolving Loans outstanding on such date plus (ii) the aggregate Stated Amount outstanding on such date plus (iii) the aggregate amount of Reimbursement Obligations outstanding on such date (exclusive of Reimbursement Obligations which, on such date of determination, are repaid with the proceeds of a Revolving Loan made in accordance with Section 2A.04(c)(ii), to the extent the principal amount of such Revolving Loan is included in the determination of the aggregate principal amount of all outstanding Revolving Loans as provided in clause (i) of this definition).

          "Partnership Pledge Agreement" means collectively (or individually as the context may indicate) (i) that certain Pledge of Partnership Interest among certain Subsidiaries of the Borrower and the Lender, dated as of the date hereof, in substantially the form of Exhibit J attached hereto and
     (ii) any additional Pledge of Partnership Interest or Partnership Pledge Agreement Supplement delivered to the Lender pursuant to Section 6.09, as the same may be amended, modified, supplemented or amended and restated from time to time.

          "Partnership Pledge Agreement Supplement" shall have the meaning set forth in the Partnership Pledge Agreement.

          "Payment Date" means the date on which payment of a Drawing is made by the Lender.

          "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

          "Permitted Acquisition" means an Acquisition that:

          (i) the Person to be acquired is in the same or complimentary line of business as described in Section 6.04;
     and

          (ii) the Person to be acquired has formally approved such Acquisition; and

          (iii) the Borrowing requested for such Acquisition does not exceed the lesser of (x) $7,500,000 and (b) the difference between (A) $35,000,000 and
     (B) the principal amount outstanding as of the date of such Borrowing of all other Borrowings used for Acquisitions during the Preceding Period.

          "Permitted Encumbrances" means, with respect to the Mortgaged Property, such restrictions, easements, reservations and exceptions of tide as are set forth in the mortgage policy or tide commitment delivered with respect thereto pursuant to Section 4.02(c)(i) and such restrictions as are approved by the Lender in writing.

          "Permitted Investments" means any one or more of the following:

          (i) Investments in property to be used in the ordinary course of business of the Borrower and its Subsidiaries;

          (ii) Investments in current assets arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries;

          (iii)     Investments in cash;

          (iv) Investments in United States Governmental
     Securities;

          (v) Investments in corporate securities, including commercial paper, banker's acceptances and asset-backed securities rated "A-1", (or higher) by Standard & Poor's or "P-1" (or higher) by Moody's (or any future comparable ratings issued by Standard & Poor's or Moody's), provided that such obligations mature within two hundred seventy (270) days from the date of creation;

          (vi) Investments in time deposits and certificates of deposit of the Lender or any commercial bank organized under the laws of the United States, any State thereof or the District of Columbia having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, or the District of Columbia having, combined capital and surplus of at least $200 million and having a long term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's or at least "P-1" or the equivalent thereof from Moody's, with maturities of not more than one (1) year from the date of acquisition by such Person;

          (vii) Investments in overnight repurchase agreements and repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (iv) above entered into with any bank meet the qualifications specified in clause (vi) above;

          (viii) Corporate debt instruments including medium term notes and floating rate notes issued by foreign or domestic corporations which pay in U.S. Dollars and carry a rating of "A" or better from Standard & Poor's and Moody's;

          (ix) Asset backed notes rated "AAA"; provided that the maturity of such asset backed notes is considered to be either the soft bullet date or the expected final payment date;

          (x) Short-term tax-exempt securities, including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated "A-1" by Standard & Poor's and "P- 1" by Moody's or better, municipal notes rated "SP-1" or "MIG-2" or better, and bonds rated "AA" or better;

          (xi) Pre-refunded municipal bonds escrowed back to maturity and backed by U.S. treasury securities;

          (xii) Auction rate preferred stock or bonds issued with a rate-reset mechanism and a maximum term of 180 days and issued by a Person with a rating of "AA" or better by Moody's;

          (xiii) Investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (iv) through (vii) above;

          (xiv) Investments in demand deposit accounts maintained in the ordinary course of business;

          (xv) Investments in securities of trade creditors or customers received in any plan of reorganization or similar arrangement on the bankruptcy or insolvency of such trade creditors or customers or received in settlement of delinquent obligations of, and other disputes with, suppliers arising in the ordinary course of business;

          (xvi) Investments by the Borrower and Subsidiaries in Guarantors;

          (xvii) Investments by a Subsidiary in the Borrower or a Guarantor; and

          (xviii) Investments by the Borrower and any Subsidiary under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; and

          (xix) Investments by the Borrower in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof that
     (A) mature within six months from the date of the acquisition thereof, (B) at the time of the acquisition thereof, have one of the two highest ratings then obtainable from either Standard & Poor's or Moody's and (C) pay interest that is not subject to taxation under the Code;

     provided, that the investments listed in clauses (iv) through (xiii) shall in no event exceed 15 months in maturity and the weighted average maturity of the investments listed in such clauses may not exceed 6 months.

          "Permitted Liens" means, as to any Person: (a) inchoate Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business;
     (b) Liens (excluding any Lien imposed pursuant to any of the provisions of ERISA) consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen's compensation, unemployment insurance or similar legislation, or to secure the performance of tenders, statutory obligations, surety bonds, bids, government contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (c) Permitted Encumbrances and Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of property, which do not materially detract from the value of such property or materially impair the use thereof in the business of such Person; (d) Liens in existence as of the date hereof listed on
     Schedule 5.01(g) hereof; (e) Liens in favor of the Lender or created pursuant to the Loan Documents; (f) Purchase Money Liens and Liens securing Capitalized Lease Obligations in an aggregate amount at any time less than $2,000,000; (g) leases or subleases to providers of services or other equipment to be located in the respective properties of the Borrower or any of its Subsidiaries to other Persons in the ordinary course of business;
     (h) Liens upon assets or equipment subject to Capitalized Lease Obligations; (i) Liens arising from precautionary Uniform Commercial Code financing statements filings in any jurisdiction regarding operating leases; (j) Liens arising out of judgments or awards provided, that the judgments secured shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay.

          "Person" means an individual, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "Plan" means an employee benefit plan maintained for employees of the Borrower or any of its Subsidiaries that is covered by Title IV of ERISA, including such plans as may be established after the Agreement Date.

          "Pledge Agreement" means collectively (or individually as the context may indicate) (i) the Amended and Restated Pledge Agreement dated as the date hereof among the Borrower, certain Subsidiaries and the Lender in substantially the form of Exhibit E hereto and (ii) any additional Pledge Agreement or Pledge Agreement Supplement delivered to the Lender pursuant to Section 6.09, as the same may be amended, modified, supplemented or amended and restated from time to time.

          "Pledge Agreement Supplement" shall have the meaning set forth in the Pledge Agreement.

          "Post-Default Rate" means, with respect to a Loan, a rate equal to five percent (5%) per annum above the then applicable interest rate of such Loan.

          "Preceding Period" means, with respect to any Person, as of the date of determination, the most recently completed four fiscal quarters of such Person.

          "Preferred Stock", as applied to any corporation, shall mean shares of stock of such corporation which are entitled to preference or priority over any other shares of such corporation in respect of the payment of dividends or distribution of assets upon liquidation or dissolution or both.

          "Prime Rate" means the per annum rate of interest established from time to time by the Lender as its prime rate, which rate may not be the lowest rate of interest charged by the Lender to its customers; provided, however, that in no event shall the Prime Rate charged hereunder be lower than the Federal Funds Rate plus 0.5 of one percent in effect on such date.

          "Prime Rate Loan" means the Term Loan or a Revolving Loan that bears interest based upon the Prime Rate.

          "Principal Office" means the office of the Lender located at One Financial Plaza, 13th Floor, Ft. Lauderdale,

     Florida 33394.

          "Projections" means the Borrower's forecasted Consolidated: (a) balance sheets; (b) profit and loss statements and (c) cash flow statements, each on a quarterly and annual basis, setting forth, other than in the case of balance sheets, such information by business segment, and consistent with the Borrower's (and its Subsidiaries') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Purchase Money Lien" means any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of tangible property (or any improvement thereon) acquired or constructed by the Borrower or a Subsidiary after the Closing Date, provided that

               (i) any such Lien shall extend solely to the item or items of such property (or improvement thereof) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or its acquired or constructed property (or improvement thereof) or which is real property being improved by such acquired or constructed property (or improvement thereon);

               (ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Borrower or such Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the fair market value (as determined in good faith by the board of directors of the Borrower) of such property (or improvement thereon) at the time of such acquisition or construction; and

               (iii) any such Lien shall be created contemporaneously with, or within 10 days after, the acquisition or construction of such property.

          "Receivables Financing" shall mean a transaction pursuant to which funds are advanced to the Borrower and/or any of its Subsidiaries in exchange for which the Borrower and/or any of its Subsidiaries shall sell, pledge, contribute or place a Lien on any or all of its accounts or note receivables to repay, in whole or in part, such funds.

          "Reimbursement Obligation" means the absolute and unconditional obligation of the Borrower to reimburse the Lender for any Drawing pursuant to Section 2A.04(b).

          "Reportable Event" has the meaning set forth in Section 4043(1,) of ERISA, but shall not include a Reportable Event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations.

          "Responsible Officer" means, with respect to any Loan

     Party, its President, Chief Executive Officer, Chief
     Operating Officer, a Vice President or Chief Financial

     Officer.

          "Revolving Commitment" means Thirty-Five Million Dollars ($35,000,000), as the same may be reduced permanently from time to time pursuant to Section 2.05(a) hereof.

          "Revolving Credit Facility" means the revolving loan facility described in Section 2.01 hereof.

          "Revolving Loan" has the meaning set forth in Section
     2.01(a) hereof.

          "Revolving Note" has the meaning set forth in Section
     2.07 hereof.

          "Revolving Termination Date" means October 15, 2001.

          "Secured Obligations" means, individually and collectively: (a) the Revolving Loans; (b) the Term Loan; (c) all Reimbursement Obligations; and
     (d) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Lender of every kind, nature and description, under or in respect of this Agreement, any Note or any of the other Loan Documents including, without limitation, the Fees, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

          "Security Agreement" means collectively (or individually as the context may indicate) (i) the Amended and Restated Security Agreement executed and delivered by the Borrower and each Guarantor on the date hereof, in favor of the Lender, in substantially the form of Exhibit C hereto and (ii) any Security Agreement Supplement delivered to the Lender pursuant to Section 6.09, as the same may be amended, modified, supplemented or amended and restated from time to time.

          "Security Agreement Supplement" shall have the meaning set forth in the Security Agreement.

          "Security Interest" means the Lien of the Lender upon, and the collateral assignment to the Lender of, the Collateral effected hereby, by the execution and delivery of the Florida Mortgage, the Security Agreement, the Pledge Agreement, the Membership Pledge Agreement, the Partnership Pledge Agreement, the Trademark Security Agreement and by any other Loan Document or pursuant to the terms hereof or thereof.

          "Stated Amount" means the amount available to be drawn by a Beneficiary under a Letter of Credit from time to time, as the Stated Amount of any such Letter of Credit may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

          "Subsidiary" means each of the Persons specified on Schedule 5.01(b) and any other Person of which an aggregate of 50% or more of the voting stock of any class or classes or 50% or more of other voting or equity interests is owned of record or beneficially by another Person, or by one or more Subsidiaries of such other Person, or by such other Person and one or more Subsidiaries of such Person.

          "Subsidiary Guaranty" means collectively (or individually as the context may indicate) (i) the Amended and Restated Guaranty Agreement executed and delivered by each Subsidiary on the date hereof, in favor of the Lender, in substantially the form of Exhibit G hereto and (ii) any Guaranty Supplement delivered to the Lender pursuant to Section 6.09, as the same may be amended, modified, supplemented or amended and restated from time to time.

          "Term Loan" means the term loan made to the Borrower pursuant to
     Section 2.02 hereof.

          "Term Note" has the meaning set forth in Section 2.07 hereof.

          "Termination Event" means (a) a Reportable Event; (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or the appointment of a trustee to administer any Plan.

          "Trademark Security Agreement" means collectively (or individually as the context may indicate) (i) the Collateral Assignment and Trademark Security Agreement, executed and delivered by the Borrower and each Guarantor on the date hereof, in favor of Lender, in substantially the form of Exhibit D hereto, and (ii) each additional Trademark Security Agreement executed by each Additional Loan Party pursuant to Section 6.09 hereof.

          "Type" with respect to the Term Loan or a Revolving Loan, refers to whether such Loan is a Eurodollar Rate Loan or a Prime Rate Loan.

          "Unfunded Vested Accrued Benefits" means with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

          "Uniform Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Florida.

          "Unused Commitment" means, on any date of determination, an amount equal to the Revolving Commitment minus the Outstanding Credits on such date.

          "Year 2000 Compliant" means all computer applications (including those affected by information received from its suppliers and vendors) that are material to the Borrower's or any of its Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions involving all dates on and after January 1, 2000.

          "Year 2000 Problem" means the risk that computer applications used by the Borrower or any of its Subsidiaries (including those affected by information received from its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates on and after January 1, 2000.

     SECTION 1.03 General. All terms of an accounting nature not specifically defined herein shall have the meaning ascribed thereto by GAAP. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to Sections, Articles, Exhibits and Schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement
(a) shall include all Exhibits, Schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" shall mean a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an "Affiliate" shall mean a reference to an Affiliate of the Borrower. Unless otherwise indicated, all references to time are references to Eastern Standard Time. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP consistently applied.

                            ARTICLE II

                              LOANS

     SECTION 2.01  Revolving Credit Facility.

     (a) Revolving Loans. Subject to the terms and conditions hereof, during the period from the Effective Date to the Revolving Termination Date, the Lender agrees at any time and from time to time to make a revolving loan or revolving loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower in an aggregate principal amount at any time outstanding up to, but not exceeding, the Revolving Commitment; provided, however, that any given Borrowing of Revolving Loans made pursuant to this Article II (i) shall not exceed the Unused Commitment at the time of such Borrowing and (ii) shall be limited as set forth in clause (b) of Section 6.08. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to the Revolving Termination Date, the Borrower may borrow, repay and reborrow Revolving Loans. All Borrowings of Revolving Loans shall be in integral multiples of $100,000.

     (b) Borrowings Under Revolving Credit Facility. The Borrower shall give the Lender written notice pursuant to a Notice of Borrowing or telephonic notice of each Borrowing which notice shall be irrevocable and effective upon receipt. Any such telephonic notice shall be subsequently confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Lender by telefacsimile on the same day of such telephonic notice by a Responsible Officer of the Borrower. The Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loan to be made by the Lender pursuant to the Notice of Borrowing and the date of such Borrowing. Each Notice of Borrowing shall be irrevocable by and binding on the Borrower.

     (c) Disbursements of Revolving Loans. Provided that the applicable conditions set forth in Article IV hereof applicable for a Revolving Loan are fulfilled and the applicable Notice of Borrowing is delivered to the Lender before 12:00 noon (EST) on any Business Day, the Lender will make such funds available to the Borrower at the account specified by the Borrower in such Notice of Borrowing on the Business Day specified in such Notice of Borrowing. Provided that the applicable conditions set forth in Article IV hereof applicable for a Revolving Loan are fulfilled and the applicable Notice of Borrowing is delivered to the Lender not later than 12:00 noon (EST) on any Business Day, the Lender will make such funds available to the Borrower at the account specified by the Borrower in such Notice of Borrowing on the following Business Day.

     SECTION 2.02 Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein, the Lender agrees to continue to lend to the Borrower the amount of the Term Loan outstanding under the Existing Agreement on the Closing Date, which amount is $1,924,999.99. Amounts borrowed under this Section 2.02 and repaid may not be reborrowed.

     SECTION 2.03 Interest on Loans. Subject to the provisions of Section 3.01 hereof, interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period with respect thereto and at maturity of such Loan (whether by acceleration or otherwise or upon demand), at an interest rate per annum during the Interest Period for such Loan equal to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Rate Loan plus the Eurodollar Rate Margin. The Lender upon determining the Adjusted Eurodollar Rate for any Interest Period shall promptly notify the Borrower by telephone (confirmed promptly in writing by facsimile transmission) or in writing by facsimile transmission thereof and of the amount of interest which will become payable at the end of such Interest Period. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. Subject to the provisions of Section 3.01 hereof, interest on each Prime Rate Loan shall be payable on the last day of each calendar month and at maturity of such Loan (whether by acceleration or otherwise or upon demand), at an interest rate per annum equal to the Prime Rate.

     SECTION 2.04 Unavailability of Certain Loans/Funding Losses.

     (a) Notwithstanding any other provision of this Article II to the contrary:

          (i) if the Lender is unable to determine (which determination shall be conclusive and binding upon the Borrower), by reason of circumstances affecting the interbank Eurodollar market, the Eurodollar Rate for Eurodollar Rate Loans the Lender shall give telefacsimile notice thereof to the Borrower and the right of the Borrower to select or maintain Eurodollar Rate Loans shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exists; and

          (ii) if the Lender shall, at least one Business Day before the date of any requested Borrowing notify the Borrower that the Adjusted Eurodollar Rate comprising such Borrowing will not adequately reflect the cost to the Lender of making or funding the Eurodollar Rate Loans, the right of the Borrower to select Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that such rates in fact reflect the cost to the Lender of making or funding such Loans.

If either of the events specified in clauses (i) or (ii) of the preceding sentence occurs, on the last day of the then existing Interest Period therefor, the Loans shall convert into Prime Rate Loans. Such Loans may be reconverted into Eurodollar Rate Loans one Business Day after Lender has notified the Borrower that such rates reflect the cost to the Lender of making or funding such Loans and receipt by the Lender of the written request of the Borrower to reconvert such Loans.

     (b) In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure of the Borrower to fulfill for any reason whatsoever including the exercise of any remedies under Section 9.02, on or before the date for such Borrowing specified in such Notice of Borrowing, the applicable conditions set forth in Article IV hereof or as a result of the failure of the Borrower to borrow any such requested Eurodollar Rate Loan, including, without limitation, any loss (including loss of anticipated profits after taking into account any reinvestment of funds), cost or expense incurred by the Lender by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Eurodollar Rate Loan to be made by the Lender as part of such Borrowing, such amount to be determined by the Lender and such determination by the Lender shall be binding upon the Borrower, absent manifest error. The Lender shall promptly notify the Borrower of any such amount.

     SECTION 2.05 Voluntary Reduction of Revolving Commitment or the L/C Commitment Amount; Funding Losses.

     (a) The Borrower shall have the right to reduce permanently the amount of the Revolving Commitment or the L/C Commitment Amount at any time and from time to time without penalty or premium but in no event more frequently than one time during any calendar week upon not less than twenty-four hours prior written notice to the Lender of each such reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction shall not be less than $100,000 and integral multiples of $100,000 in excess of that amount) and shall be irrevocable once given and effective only upon receipt by the Lender. Notwithstanding the foregoing, in no event shall the Borrower be permitted to reduce the Revolving Commitment below an aggregate amount equal to the Outstanding Credits at such time. The Revolving Commitment or the L/C Commitment Amount once reduced pursuant to this Section shall not be increased. Notwithstanding the foregoing, in no event shall the Borrower be permitted to reduce the L/C Commitment Amount below an amount equal to the aggregate Stated Amount of the Letters of Credit outstanding at such time.

     (b) The Borrower may prepay any Loan at any time; provided, however, that in the event the Borrower prepays any Eurodollar Rate Loan prior to the end of the applicable Interest Period therefor for any reason whatsoever including the exercise of any remedies under Section 9.02, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any such prepayment including, without limitation, any loss (including loss of anticipated profits after taking into account any reinvestment of funds), cost or expense incurred by the Lender by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Eurodollar Rate Loan made by the Lender, such amount to be determined by the Lender and such determination by the Lender shall be binding upon the Borrower, absent manifest error. The Lender shall promptly notify the Borrower of any such amount. The Borrower may prepay any Prime Rate Loan at any time without penalty or premium.

     SECTION 2.06 Repayment of Loans.

     (a) Repayment of Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date. If at any time (i) the Outstanding Credits exceed the Revolving Commitment in effect at such time, or
(ii) the aggregate Stated Amount of Letters of Credit outstanding at such time exceeds the L/C Commitment Amount, then in either case, the Borrower shall immediately pay to the Lender the amount of such excess. Such payment, if made with respect to an excess described in clause (i) above, shall be applied to pay all amounts of principal outstanding on the Revolving Loans, and if made with respect to the excess described in clause (ii) above, shall be applied to any Reimbursement Obligations then outstanding or, if no Reimbursement Obligations are then outstanding, or the amount of such excess exceeds the amount of Reimbursement Obligations then outstanding, then such excess or remaining excess shall be deposited in the Cash Collateral Account and applied by the Lender to satisfy Reimbursement Obligations thereafter arising. In the event the Borrower is required to pay any outstanding Eurodollar Rate Loans by reason of this
Section 2.06(a) prior to the end of the applicable Interest Period therefor, the Borrower shall indemnify the Lender against the losses, costs and expenses described in Section 2.05(b) hereof incurred by the Lender.

     (b) Repayment of Term Loan. The Borrower agrees to repay the principal amount of the Term Loan in monthly installments based on a fifteen year equal amortization of principal, each such installment being payable on the fifth calendar day of each calendar month, commencing on the fifth day of the month following the advance of the Term Loan in an amount as set forth in the Term Note, with the last such installment due and payable on October 15, 2001. Any repayment or prepayment of the Term Loan prior to the scheduled maturity date shall be applied in satisfaction of the required payments of principal in inverse order of their scheduled due dates.

     SECTION 2.07 Notes. The obligation of the Borrower to repay the Revolving Loans shall be evidenced by an amended and restated promissory note (the "Revolving Note"). The Revolving Note shall be payable to the Lender, shall be in the face amount equal to the Revolving Commitment, and shall be in substantially the form of Exhibit B-1 hereto. The obligation of the Borrower to repay the Term Loan shall also be evidenced by an amended and restated promissory note (the "Term Note"). The Term Note shall be payable to the Lender, shall be in the face amount equal to the amount of the Term Loan outstanding under the Existing Agreement on the date hereof, and shall be in substantially the form of Exhibit B-2 hereto.

                           ARTICLE IIA

                   LETTER OF CREDIT FACILITY

     SECTION 2A.01. Letters of Credit.

     (a) Subject to the terms and conditions of this Agreement, the Lender agrees to issue and amend (including, without limitation, to extend or renew) for the account of the Borrower or any Subsidiary thereof (each such Person, an "Account Party") one or more documentary or standby letters of credit (individually, a "Letter of Credit" and collectively, the "Letters of Credit") in such form as may be requested from time to time by the Borrower in accordance with Section 2A.02(a) and agreed to by the Lender, from and including the date of the Existing Credit Agreement to the Revolving Termination Date, up to a maximum aggregate Stated Amount at any one time outstanding equal to the L/C Commitment Amount and having an expiration date on or prior to 364 days after the Date of Issuance of such Letter of Credit, subject, if requested by the Borrower, to automatic renewal for the same term unless the Lender notifies the applicable Beneficiary of its election not to renew the Letter of Credit issued for its benefit; provided, however, that the Lender will not issue or amend a Letter of Credit if, immediately following such issuance or amendment, the Stated Amount of such Letter of Credit would (i) exceed the Unused Commitment or
(ii) cause the Borrower to breach clause (b) of Section 6.08.

     (b) The Letters of Credit shall be in a form customarily used by the Lender or in such other form as has been approved by the Lender. At the time of issuance or amendment, the amount and the terms and conditions of each Letter of Credit shall be subject to approval by the Lender and the Borrower. Any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall have a final Expiration Date no later than the Revolving Termination Date.

     SECTION 2A.02. Method of Issuance of Letters of Credit.

     (a) Notice of Issuance; Application Forms. The Borrower shall give the Lender written notice (or telephonic notice confirmed in writing) at least three Business Days prior to the requested Date of Issuance of a Letter of Credit, such notice to be in substantially the form of Exhibit H hereto (a "Letter of Credit Request"). The Borrower shall also execute and deliver, and cause each other Account Party with respect to a requested Letter of Credit to execute and deliver, such customary letter of credit application forms as requested from time to time by the Lender. Such application forms shall indicate the identity of the Account Party and that the Borrower is the "Applicant" or shall otherwise indicate that the Borrower is the obligor in respect of any Letter of Credit to be issued thereunder. If the terms or conditions of the application forms conflict with any provision of the Letter of Credit Facility, the terms of the Letter of Credit Facility shall govern.

     (b) Issuance. Provided the Borrower has given the notice prescribed by
Section 2A.02(a) and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article IV, the Lender shall issue the requested Letter of Credit on the requested Date of Issuance as set forth in the applicable Letter of Credit Request for the benefit of the stipulated Beneficiary and shall deliver the original of such Letter of Credit to the Beneficiary at the address specified in the notice. At the request of the Borrower, the Lender shall deliver a copy of each Letter of Credit to the Borrower within a reasonable time after the Date of Issuance thereof. Upon the request of the Borrower, the Lender shall deliver to the Borrower a copy of any Letter of Credit proposed to be issued hereunder prior to the issuance thereof.

     SECTION 2A.03. Letter of Credit Fees. In consideration for the issuance of Letters of Credit hereunder, the Borrower hereby agrees to pay to the Lender a letter of credit fee in an amount equal to 1.00% per annum so long as no Default or Event of Default shall have occurred and be continuing and 2.00% per annum if a Default or Event of Default shall have occurred and be continuing, in either case, of the daily weighted average amount of all outstanding Letters of Credit issued hereunder. Such fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter of each year, commencing June 30, 1999, and on the Revolving Termination Date.

     SECTION 2A.04. Letter of Credit Reimbursement.

     (a) Notice of Drawing. The Lender shall promptly notify the Borrower by telephone, telefacsimile, telex or other telecommunication of any Drawing under a Letter of Credit and of the anticipated Payment Date. On the Payment Date or at such prior time as the Lender shall have been notified of such Drawing, if practicable, the Lender shall confirm to the Borrower by telephone or telefacsimile that payment of the Drawing is to be made by the Lender on such date.

     (b) Payments. The Borrower hereby agrees to pay to the Lender, in the manner provided in Section 2A.04(c):

          (i) On each Payment Date, an amount equal to the amount paid by the Lender under any Letter of Credit; and

          (ii) If any Drawing shall be reimbursed to the Lender after 2:00 p.m. on the Payment Date, interest on any and all amounts required to be paid pursuant to clause (i) of this Section 2A.04(b) from and after the due date thereof until payment in full, payable on demand, at an annual rate of interest equal to 2.00% above the Prime Rate as in effect from time to time.

     (c) Method of Reimbursement. The Borrower shall reimburse the Lender for each Drawing under any Letter of Credit in the following manner:

          (i) the Borrower shall immediately reimburse the Lender in accordance with Section 3.04; or

          (ii) if (A) the Borrower has not reimbursed the Lender pursuant to subparagraph (i) above, (B) the applicable conditions set forth in Articles II and IV have been fulfilled or waived by the Lender in writing, and (C) the Available Revolving Commitment in effect at such time exceeds the amount of the Drawing to be reimbursed, the Borrower may reimburse the Lender for such Drawing with the proceeds of a Revolving Loan; or

          (iii) pursuant to Section 3.04, the Lender may debit any deposit account of the Borrower maintained with the Lender and appropriate and apply an amount of funds in such account equal to the Reimbursement Obligations outstanding at such time in satisfaction of such Reimbursement Obligations.

     SECTION 2A.05. Nature of Lender's Duties. In determining whether to honor any Drawing under any Letter of Credit, the Lender shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they materially comply on their face with the requirements of that Letter of Credit. The Borrower otherwise assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Lender by, the respective Beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any documents submitted by any party in connection with the application for and issuance of any drawing honored under such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forced; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telefacsimile or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or the proceeds thereof; (vi) for the misapplication by the Beneficiary of any such Letter of Credit or the proceeds of any drawing honored under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of the Lender. None of the above shall affect, impair or prevent the vesting of any of the Lender's rights or powers hereunder. Not in limitation of the foregoing, any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit shall not create against the Lender any liability to the Borrower, except for actions or omissions resulting from the gross negligence or willful misconduct of the Lender or any of its agents or representatives.

     SECTION 2A.06. Obligations Absolute. The obligation of the Borrower to reimburse the Lender for Drawings honored under the Letter of Credit issued by it shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which the Borrower, any Account Party or any Affiliate of the Borrower or any Account Party may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such Beneficiary or transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

          (iii) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

          (v) any non-application or misapplication by the Beneficiary of the proceeds of any Drawing under a Letter of Credit; or

          (vi) the fact that a Default or Event of Default shall have occurred and be continuing.

No payment made under this Section shall be deemed to be a waiver of any claim the Borrower may have against the Lender or any other Person.

     SECTION 2A.07. Expiration or Maturity Date of Letters of Credit. If the Facility Termination Date occurs prior to the Expiration Date of any Letters of Credit outstanding hereunder, the Borrower shall deposit with the Lender an amount of money equal to the Stated Amount of such Letter(s) of Credit in the Cash Collateral Account on the Facility Termination Date. If a Drawing pursuant to such Letter of Credit occurs on or prior to the Expiration Date of such Letter of Credit, the Borrower authorizes the Lender to use the monies deposited in the Cash Collateral Account to make payment to the Beneficiary with respect to such Drawing. If no Drawing occurs on or prior to the Expiration Date of such Letter of Credit, the Lender shall promptly return to the Borrower the monies deposited in the Cash Collateral Account with respect to such outstanding Letter of Credit. The Borrower hereby collaterally assigns, and grants to the Lender a security interest in, all funds held in the Cash Collateral Account from time to time and proceeds thereof, as security for the payment of all amounts due and to become due from the Borrower to the Lenders under this Agreement. The Cash Collateral Account shall be in the name of the Borrower and the Lender as a cash collateral account but the Lender shall have sole dominion and control over, and sole access to, the Cash Collateral Account. Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (ii) create or permit to exist any Lien upon or with respect to the Cash Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement. The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords other funds deposited with the Lender, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Cash Collateral Account.

                           ARTICLE III

               OTHER LOAN AND PAYMENT PROVISIONS

     SECTION 3.01 Interest on Overdue Payments. In the event the Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) any principal of, or interest on, any of the Loans or any other amount owing hereunder or under any Note or other Loan Document when due or any other Default or Event of Default shall have occurred and be continuing, all Loans shall bear interest, to the extent permitted by law, at the Post-Default Rate until such unpaid amount has been paid in full (whether before or after judgment). All interest provided for in this Section shall be immediately due and payable.

     SECTION 3.02 Computations. Unless otherwise expressly set forth herein, any accrued interest on any Loan and any Fees due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

     SECTION 3.03 Usury. In no event shall the amount of interest due or payable on the Loans or any Reimbursement Obligation exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

     SECTION 3.04 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, to the Lender at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and shall be made in accordance with the wiring instructions set forth for the Lender on Annex I attached hereto. The parties agree that if the Borrower makes any payment due hereunder after 2:00 p.m. but before 5:00 p.m. on the date such payment is due, such late payment shall not constitute a Default under Section 9.01(a) hereof but shall nevertheless be deemed to have been paid as of the next succeeding Business Day as provided in the parenthetical phrase of the preceding sentence. The Borrower authorizes the Lender to and the Lender may (but shall not be obligated to) debit the amount of any such payment from any special or general deposit account of the Borrower with the Lender designated from time to time by Borrower. The Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied and in the event that it fails to so specify, or an Event of Default has occurred and is continuing, the Lender may apply such payment to the Loans, any Reimbursement Obligation or any other obligation of the Borrower under the Loan Documents in such manner as the Lender may determine to be appropriate. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

     SECTION 3.05 Insufficient Funds. If the Lender receives funds insufficient to pay in full the outstanding principal of any Loans, any Reimbursement Obligations and/or interest and/or fees and expenses due and payable on any date such amounts are due, the Lender shall apply any such funds received by it:

          (a) first, to pay all fees and expenses owing to the Lender under or in connection with this Agreement and the other Loan Documents;

          (b) second, to pay all accrued but unpaid interest on all outstanding Loans and Reimbursement Obligations;

          (c) third, to pay all amounts of principal outstanding on (i) first, the Revolving Loans and Reimbursement Obligations and, (ii) second, the Term Loan in accordance with the second sentence of Section 2.06(b) hereof.

     SECTION 3.06  Fees.

     (a)  Facility Fees.   The Borrower has heretofore paid the
fees due to the Lender from  the Borrower.

     (b) Unused Fee. The Borrower shall pay to the Lender a fee for the period from and including the date of the initial Borrowing of Revolving Loans to and excluding the Revolving Termination Date (or such earlier date upon which the Revolving Commitment shall have been terminated) in an amount equal to the Revolving Commitment less the sum of the average daily amount of Outstanding Credits during the preceding fiscal quarter of the Borrower multiplied by 1/2 of 1 percent per annum, such fee to be payable quarterly in arrears on the last day of each March, June, September and December commencing on September 30, 1999, or on such earlier date upon which the Revolving Commitment is terminated.

     SECTION 3.07 Increased Costs. The Borrower agrees that if: (a) any change after the Agreement Date in any Applicable Law or in any request, guideline or directive of any administrative or governmental authority (whether or not having the force of law) or in the interpretation thereof by any court or administrative or governmental authority charged with administration thereof, shall either impose, affect, modify or deem applicable any reserve, special deposit, capital maintenance or similar requirement against any Loan or Letters of Credit or impose on the Lender any other condition regarding any Loan or Letters of Credit or (b) there shall occur any change after the Agreement Date in the basis of taxation of payments to the Lender of any amount owing to the Lender hereunder (except for a change in the rate or amount of taxation on the overall net income of the Lender), and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to the Lender of making or maintaining any Loan or issuing or maintaining any Letter of Credit or to reduce the rate of return on capital with respect to any Loan or Letters of Credit, then, upon demand by the Lender, the Borrower shall immediately pay to the Lender additional amounts which shall be sufficient to compensate the Lender for such increased cost, tax or reduced rate of return, together with interest on such amount from the date five days after the date the Borrower receives the statement(s) referred to in the next sentence to the date the Borrower pays such increased cost, tax or reduced rate of return in full at the Prime Rate. A statement setting forth the basis for requesting such compensation and the method for determining the amount thereof, submitted by the Lender to the Borrower, shall be conclusive absent manifest error.

     SECTION 3.08 Statements of Account. The Lender will account to the Borrower upon its request but not more frequently than monthly with a statement of Loans, Letters of Credit, interest, fees, expenses, charges and any other payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Lender shall be deemed final, binding and conclusive upon Borrower unless the Lender is notified by the Borrower in writing within thirty days after the date each account is delivered to the Borrower that the Borrower objects to the information, calculations or items therein contained. Such notice shall only be deemed an objection to those items specifically objected to therein. The failure of the Lender to deliver such a statement of accounts shall not relieve or discharge the Borrower from its obligations hereunder.

                            ARTICLE IV

                       CONDITIONS PRECEDENT

     SECTION 4.01 Conditions Precedent to Closing. This Agreement and the obligation of the Lender to continue to make Revolving Loans or to continue to make the Term Loan to the Borrower, or to continue to issue Letters of Credit, in accordance with the terms hereof, are subject to the condition precedent that the Borrower shall comply not later than the Closing Date with each of the following, such compliance shall be satisfactory to the Lender and any documents delivered to the Lender shall be in form and substance reasonably satisfactory to the Lender:

     (a) Loan Documents. The following documents shall have been duly authorized, executed and delivered to the Lender by each Loan Party a party thereto, shall be in full force and effect on the Closing Date without any event or condition having occurred or existing which constitutes, or with the giving of notice or lapse of time or both would constitute, a default thereunder or breach thereof or would give any party thereto the right to terminate any thereof:

                        (i)   this Agreement;
                       (ii)   the Revolving Note;

                      (iii)   the Term Note;
                       (iv)   the Subsidiary Guaranty;

                        (v)   the Security Agreement;
                       (vi)   the Trademark Security Agreement;

                      (vii)   the Membership Pledge Agreement;
                     (viii)   the Pledge Agreement; and

                       (ix)   the Partnership Pledge Agreement;

     (b) Resolutions. Each Loan Party shall have delivered to the Lender certified copies (certified by the respective Secretary or Assistant Secretary of each Loan Party (such Person shall be the "Authenticating Person" with respect to such Loan Party)) of all corporate or other necessary action taken by each Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

     (c) Corporate Certificates. Each Loan Party shall have delivered to the Lender (i) a certificate of an Authenticating Person of each Loan Party certifying, as applicable, (A) that the articles of incorporation and by-laws of such Loan Party have not been amended, modified, or rescinded since the last date such documents were delivered to the Lender and certified by an Authenticating Person or (B) that the operating agreement of such Loan Party has not been amended, modified or rescinded since the last date such document was delivered to the Lender and certified by an Authenticating Person; (ii) with respect to each Loan Party, a certificate of formation or other good standing certificate issued by the Secretary of State of the jurisdiction in which such Loan Party was formed and in the State of its principal place of business and in each State where such Loan Party is qualified to do business; and (iii) certificates of incumbency and specimen signatures signed by the appropriate Authenticating Person with respect to each of the officers or other Persons of each Loan Party who are authorized to execute and deliver the Loan Documents to which such Loan Party is a party;

     (d) Filings and Recordings. All Uniform Commercial Code financing statements and other documents or memoranda, if any, in respect thereof, necessary or advisable, in the opinion of the Lender shall have been duly filed or recorded including without limitation UCC-1 financing statements, and if necessary, UCC-3 amendment statements, naming each Loan Party as "Debtor" and the Lender as "Secured Party" and covering the Collateral and filed in all necessary and appropriate jurisdictions; and

     (e) Consents and Approvals. All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained in connection with the execution, delivery and performance of any Loan Document shall have been taken, given or obtained, as the case may be, shall be in full force and effect in all material respects; and

     (f) Insurance Certificate. Each Loan Party shall have delivered a certificate of insurance covering any of the tangible insurable Collateral of such Loan Party which comply with Section 6.05.

     (g) Opinions of Counsel. The Borrower shall have delivered to the Lender the following legal opinions:

                        (i) Opinion of Greenberg Traurig, P.A., counsel to the Loan Parties substantially in the form attached hereto as Exhibit J; and

                       (ii) Opinions of special local counsel to the Borrower and its Subsidiaries as required by the Lender.

     (h) Notice of Borrowing. With respect to each Borrowing of a Revolving Loan, the Borrower shall have delivered to the Lender a Notice of Borrowing executed by the Borrower;

     (i) Financial Information. There shall have been delivered to the Lender the financial information required by Section 5.01(j).

     (j) Additional Documents. Such other documents and instruments as the Lender may reasonably request.

     (k) Letter of Credit Request. With respect to each issuance of a Letter of Credit, the Borrower shall have delivered to the Lender a Letter of Credit Request executed by the Borrower.

     (l) Endorsement to Title Policy. An endorsement to the title policy on the Mortgaged Property updating the time and date of coverage and containing only such title exceptions approved by the Lender.

     SECTION 4.02 Conditions Precedent to All Credit Events. The obligations of the Lender to make Revolving Loans and the Term Loan and to issue or amend Letters of Credit is subject to the further condition precedent that, as of the date of each such Credit Event after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; (b) the representations and warranties made or deemed made by the Borrower in this Agreement and the other Loan Documents to which it is a party and by each other Loan Party in the Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of the making of such Credit Event with the same force and effect as if made on and as of such date except to the extent that such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder; (c) no Materially Adverse Effect has occurred since the Effective Date; and (d) the amount of any Borrowing or Revolving Loans or the Stated Amount of any Letter of Credit to be issued on such date does not exceed the Unused Commitment or cause the Borrower to breach clause (b) of
Section 6.08. Each Notice of Borrowing delivered by the Borrower to the Lender hereunder and each Borrowing of Loans shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such Credit Event and after giving effect to such Credit Event) and such Notice of Borrowing shall have attached to it a Compliance Certificate based on the last financial statements delivered to the Lender pursuant to Article VII hereof, showing compliance immediately prior to and after such Borrowing.

     SECTION 4.03 Conditions as Covenants. In the event the Lender makes the Revolving Loans or continues the Term Loan or continues to issue Letters of Credit prior to the satisfaction of all conditions precedent set forth in
Section 4.01 hereof, the Borrower shall nevertheless cause such condition or conditions to be satisfied within thirty days after the date of the making of such Revolving Loans and continuation of the Term Loan or the issuance of such Letter of Credit unless any such conditions have been waived in writing by the Lender.

                            ARTICLE V

                  REPRESENTATIONS AND WARRANTIES

     SECTION 5.01 Representations and Warranties. The Borrower represents and warrants to the Lender as follows:

     (a) Organization; Power; Qualification. The Borrower and each of its Subsidiaries is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the State of its organization, has the power and authority to own or lease its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a corporation, limited liability company or partnership, as the case may be, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized would have a Materially Adverse Effect.

     (b) Ownership Structure. Schedule 5.01(b) correctly sets forth as of the date hereof the corporate structure and ownership interests of the Borrower and each of its Subsidiaries including the correct legal name of the Borrower and each of its Subsidiaries and the shareholders or other Persons holding equity interests in greater than 5% of the total equity interests outstanding in the Borrower and each of its Subsidiaries and their percentage equity or voting interest in the Borrower and each of its Subsidiaries. Except as set forth in
Schedule 5.01(b):

                        (i) neither the Borrower nor any of its Subsidiaries has issued to any third party any securities convertible into ownership interests in its capital stock or other equity interest, as applicable, or any options, warrants or other rights to acquire any securities convertible into such equity interests, and

                       (ii) the outstanding stock and securities of or other equity interests, as applicable, in each of the Borrower's Subsidiaries are owned by the Persons indicated on Schedule 5.01(b), free and clear of all Liens, warrants, options and rights of others of any kind whatsoever except as contemplated by the Pledge Agreement, the Membership Pledge Agreement and the Partnership Pledge Agreement.

     (c) Authorization of Agreement, Notes, Loan Documents and Borrowings. The Borrower has the corporate power, and has taken all necessary corporate action to authorize it, to borrow hereunder and to execute, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby. This Agreement, the Notes and each of the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the duly authorized officers of the Borrower and each is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors, rights or by equitable principles generally (regardless of whether enforcement is sought in equity of at law).

     (d) Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, etc. The execution, delivery and performance of this Agreement, the Revolving Note and the other Loan Documents to which the Borrower is a party and the Borrowings hereunder do not, and, to the knowledge of the Borrower, the execution, delivery and performance of any Loan Document will not, by the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, any combination of the foregoing, or otherwise:
(i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of the Borrower, or any indenture, material agreement or other instrument to which the Borrower is a party or by which it or any of its properties may be bound; or
(iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries other than Permitted Liens.

     (e) Compliance with Law; Governmental Approvals. The Borrower and each of its Subsidiaries is in compliance with each Governmental Approval applicable to it in respect of the conduct of its business and the ownership of its property and in compliance with all other Applicable Law relating to the business of the Borrower or any of its Subsidiaries, except for noncompliances which, and Governmental Approvals the failure to possess which, would not, singly or in the aggregate, cause a Default or Event of Default or have a Materially Adverse Effect and, where appropriate, in respect of which adequate reserves have been established on the books of the Borrower.

     (f) Titles to Properties. Each of the Borrower and each of its Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its properties and assets including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries as at March 31, 1999.

     (g) Indebtedness and Guarantees. Schedule 5.01(g) is a complete and correct listing of all (i) Indebtedness for Money Borrowed of the Borrower and each of its Subsidiaries, (ii) Guarantees of the Borrower or any of its Subsidiaries and
(iii) all letters of credit and acceptances issued or created by any Person for the account of the Borrower or any of its Subsidiaries existing on the date hereof; excluding in each of the foregoing instances any Indebtedness incurred by, or Guarantees of, the Borrower and its Subsidiaries under the Loan Documents. Each of the Borrower and each of its Subsidiaries has performed and is in compliance with all of the material terms of such Indebtedness and such Guarantees and all instruments and agreements relating thereto, and, to the best knowledge of the Borrower, no default or event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such a default or event of default, exists with respect to any such Indebtedness or Guaranty.

     (h) Litigation. Except as set forth on Schedule 5.01(h), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened) against the Borrower or any of its Subsidiaries or any of their respective property in any court or before any arbitrator of any kind or before or by any governmental body which would have a Materially Adverse Effect. There are no strikes or walkouts in progress relating to any labor contracts to which the Borrower or any of its Subsidiaries is a party.

     (i) Tax Returns and Payments. All federal, state and other tax returns of the Borrower or any of its Subsidiaries required by Applicable Law to be filed have been duly filed (except where valid extension of time for filing has been obtained), and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower or any of its Subsidiaries and its properties, income, profits and assets which are due and payable have been paid, other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.

     (j)  Financial Information.

                        (i) Financial Statements. The Borrower has furnished to the Lender copies of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period covered thereby and the unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at March 31, 1999, and the related consolidated and consolidating statements of operations, and related consolidated statements of changes in stockholders' equity and cash flows for the period covered thereby, each certified by the chief financial officer of the Borrower to be in compliance with the next succeeding sentence. Such consolidated balance sheets and consolidated statements (including in each case related Schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the period involved, the consolidated financial position of the Borrower and its Subsidiaries as at such date and the results of operations and the cash flow for such period. Except as disclosed in such balance sheet or statements or Schedule 5.01(g), neither the Borrower nor its Subsidiaries have on the Closing Date any material liabilities, contingent or otherwise, and there are not any material unrealized or anticipated losses of the Borrower or its Subsidiaries, taken as a whole.

                       (ii) Projections. The Projections delivered pursuant to
          Section 7.03 have been prepared by Borrower in light of the past operations and future plans of the business of Borrower and its Subsidiaries. The Projections reflect as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business, provided, however, the Lender recognizes that actual results may differ from the Projections and that the Borrower makes no representation that the Projections will be attained.

     (k) ERISA. The Borrower and its ERISA Affiliates are in compliance with ERISA in all material respects. No material liability to the PBGC or to a Multiemployer Plan has been, or is expected by the Borrower or its Affiliates to be, incurred by the Borrower or any ERISA Affiliates.

     (l) Absence of Defaults. No event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower or any of its Subsidiaries of any material agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of its respective properties may be bound.

     (m) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Lender by, on behalf of, or at the direction of, any Loan Party were, at the time the same were so furnished, true and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Loan Parties involved as at the date thereof and the results of operations for such periods. No fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Materially Adverse Effect which has not been set forth in the financial statements referred to in Section 5.01(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Lender prior to the date hereof. No document furnished or written statement made to the Lender in connection with the negotiation, preparation and execution of this Agreement or any of the other Loan Documents contains or, to the Borrower's best knowledge, will contain any untrue statement of a fact material to the creditworthiness of the Borrower or any other Loan Party or omits or will, to the Borrower's best knowledge, omit to state a material fact necessary in order to make the statements contained therein not misleading.

     (n) Environmental Laws. Except as set forth on Schedule 5.01(n), each of the Borrower and each of its Subsidiaries has obtained all material Governmental Approvals required under Environmental Laws and is in compliance in all material respects with all terms and conditions of such Governmental Approvals, and each is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in the Environmental Laws. Except as set forth on Schedule 5.01(n), the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower or any of its Subsidiaries, may prevent compliance or continued compliance in all material respects with Environmental Laws or may require the Borrower or any of its Subsidiaries to notify any Governmental Authority of any of the foregoing. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice or violation, investigation, or proceeding pending or, to the Borrower's knowledge, threatened, against the Borrower or any of its Subsidiaries relating in any way to Environmental Laws.

     (o) Intellectual Property. Each of the Borrower and each of its Subsidiaries, owns, is licensed to use or otherwise has the right to use the Intellectual Property and all such Intellectual Property is identified on
Schedule 5.01(o) and, in the Borrower's reasonable discretion except as set forth on Schedule 5.01(o), is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. All Intellectual Property that is registered or for which application for registration is pending is identified on Schedule 5.01(o). Except as disclosed in Schedule 5.01(o), no claim has been asserted by any Person with respect to the use of any Intellectual Property, or challenging or questioning the validity, use or effectiveness of any Intellectual Property. Except as disclosed in Schedule 5.01(o), to the Borrower's best knowledge, the use of such Intellectual Property by Borrower and its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower and its Subsidiaries that are material to Borrower or its Subsidiaries.

     (p) Solvency. As of and from and after the Agreement Date and after giving effect to each Credit Event, each of the Borrower and each of its Material
Subsidiaries: (a) owns and will own assets the fair saleable value of which are
(i) greater than the total amount of its liabilities (including contingent liabilities and in the case of the Guarantors, subject to Section 2(b) of the Guaranty Agreement) and (ii) greater than the amount that will be required to pay its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

     (q) Holding Company and Investment Company Status. Neither the Borrower nor any Subsidiary is a "holding company, or a "subsidiary company of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company,' of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a "public utility" within the meaning of the Federal Power Act, as amended. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (r) Year 2000 Compliance. The Borrower and its Material Subsidiaries have
(i) initiated a review and assessment of all areas within its and each of its Material Subsidiaries' business and operations (including those affected by information received from suppliers and vendors) that could reasonably be expected to be adversely affected by the year 2000 Problem, (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis and
(iii) to date, implemented that plan substantially in accordance with that timetable. The Borrower reasonably believes that all computer applications (including those affected by information received from its suppliers and vendors) that are material to its or any of its Subsidiaries' business and operations will on a timely basis be Year 2000 Compliant, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.02 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder.

                            ARTICLE VI

                      AFFIRMATIVE COVENANTS

     For so long as any of the Secured Obligations remains unpaid or unperformed, or this Agreement is in effect, unless the Lender shall otherwise consent in the manner provided for in Section 10.07, the Borrower will:

     SECTION 6.01 Preservation of Existence and Similar Matters. Subject to
Section 8.10 hereof, preserve and maintain, and cause each Subsidiary to preserve and maintain, its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified or authorized would have a Materially Adverse Effect.

     SECTION 6.02 Compliance with Applicable Law. Comply, and cause each Subsidiary to comply, with all Applicable Laws as the same may be amended from time to time, and the obtaining of all Governmental Approvals relating to the Borrower or such Subsidiary where noncompliance would have a Materially Adverse Effect except where the Borrower or such Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Applicable Law or requirement for such Governmental Approval and against which adequate reserves have been established in accordance with GAAP, where appropriate.

     SECTION 6.03 Maintenance of Property. In addition to, and not in derogation of, the requirements of any of the other Loan Documents, (a) protect and preserve, and cause each Subsidiary to protect and preserve, all of its properties necessary for the conduct of its business and maintain in good repair, working order and condition all of its tangible properties ordinary wear and tear excepted, and (b) from time to time, in the Borrower's reasonable discretion, make or cause to be made, and cause each Subsidiary to make or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION 6.04 Conduct of Business. At all times carry on, and cause each Subsidiary to carry on, its business in the same or complimentary line of business as engaged in on the date hereof. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any substantial extent in any business other than the businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement and businesses reasonably related or complimentary thereto or in furtherance thereof.

     SECTION 6.05 Insurance. Maintain, and cause each Subsidiary to maintain, at all times with such insurance companies as shall be reasonably satisfactory to the Lender, with all premiums thereon to be paid by the Borrower, insurance with respect to its properties (including without limitation the Collateral) and business against such casualties and contingencies (including but not limited to public liability and business interruption) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses or as requested by the Lender. Each such insurance policy shall name the Lender as loss payee, with respect to properties, and additional insured, with respect to liabilities, and shall provide for at least ten (10) days prior written notice to the Lender of any default under, termination of or proposed cancellation of such policy due to non-payment of premium and thirty (30) days prior written notice to the Lender of any default under, termination of or proposed cancellation of such policy due to any reason, other than non-payment of premium. Notwithstanding the Lender being named as loss payee, amounts paid in respect of such policy up to an aggregate $100,000 per occurrence (each, a "Borrower Insurance Payment") shall be payable directly to the Borrower, provided, that the Borrower shall pay or cause to be paid to the Lender any Borrower Insurance Payment if the amount of such payment, less amounts used to repair, replace or restore properties the damage or destruction of which gave rise to such insurance payment, when aggregated with all previous Borrower Insurance Payments, would exceed $250,000. All such amounts paid in respect of such policy in excess of $100,000 per occurrence shall be paid to the Lender and shall become part of the Collateral. From time to time deliver to the Lender upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     SECTION 6.06 Payment of Taxes and Claims. Pay or discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or any Subsidiary or upon the income or profits of the Borrower or any Subsidiary or upon any properties belonging to the Borrower or any Subsidiary, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of the Borrower or any Subsidiary or which would otherwise adversely affect the value of any Collateral; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim in an amount less than $100,000 or any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate cash reserves have been established in an amount equal to such tax, assessment, charge, levy or claim; provided, further, however, neither the Borrower nor any Subsidiary thereof may contest any such tax, assessment, charge, levy or claim if the contest thereof will impair the value or marketability of any Collateral or the Lender's Lien therein.

     SECTION 6.07 Visits and Inspections. Permit, and cause its Subsidiaries to permit, representatives or agents of the Lender, upon reasonable notice, from time to time, as often as may be reasonably requested, but only during normal business hours, to: (a) visit and inspect its respective properties (including the Collateral); (b) inspect and make extracts from its relevant books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, matters relating to its business, assets, liabilities, financial conditions, results of operations and business prospects.

     SECTION 6.08 Use of Proceeds. (a) Use the proceeds of Revolving Loans for general corporate purposes, including Permitted Acquisitions, and the issuance of Letters of Credit pursuant to Article IIA hereof; and (b) not use any part of the proceeds of the Term Loan or the Revolving Loans (x) for a Hostile Acquisition or (y) to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     SECTION 6.09 Additional Guarantor/Collateral. Within 60 days of the creation or acquisition of any Subsidiary, (i) cause such Subsidiary to execute and deliver in favor of the Lender a Guaranty Supplement and a Security Agreement Supplement and, where applicable, a Trademark Security Agreement and
(ii) cause the owner of the capital stock or other equity interest of such Subsidiary to execute and deliver in favor of the Lender a Pledge Agreement, Pledge Agreement Supplement, Membership Pledge Agreement, Membership Pledge Agreement Supplement, Partnership Pledge Agreement or Partnership Pledge Agreement Supplement, as applicable. Each of such Additional Loan Documents shall be governed by the laws of the State of Florida and shall contain such other terms and provisions as the Lender determines to be necessary or appropriate (after consulting with legal counsel) in order that such Additional Loan Documents comply with local laws, rules and regulations and is fully enforceable against such Additional Loan Party.

     In connection with the delivery of any such Additional Loan Documents by an Additional Loan Party there shall be delivered an opinion of counsel (which counsel and the form and substance of such opinion shall be reasonably satisfactory to the Lender) addressed to the Lender as it relates to such Additional Loan Party and the Additional Loan Documents and such officers' certificates, financing statements, applications for registration, directors and shareholders resolutions and other agreements, instruments and documents as the Lender may reasonably request.

     SECTION 6.10 Year 2000 Compliance. The Borrower will promptly notify the Lender in the event the Borrower discovers or determines that any computer application (including those affected by information received from its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have Material Adverse Effect.

                           ARTICLE VII

                           INFORMATION

     For so long as any of the Secured Obligations remains unpaid or unperformed, or this Agreement is in effect, unless the Lender shall otherwise consent in the manner set forth in Section 10.07, the Borrower will furnish to the Lender at its Principal Office:

     SECTION 7.01 Quarterly Financial Statements. Within forty-five days after the close of each of the first three quarterly accounting periods of each fiscal year of the Borrower, and within ninety days after the close of the last quarterly accounting period of each fiscal year of the Borrower, the consolidated and, unless all of the Subsidiaries are party to the Subsidiary Guaranty, consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related statement of income of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP consistently applied (subject to changes resulting from normal year-end adjustments), the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the consolidated results of operations for such period,

     SECTION 7.02 Year-End Statements. Within 120 days after the end of each fiscal year of the Borrower, the consolidated and, unless all of the Subsidiaries are party to the Subsidiary Guaranty, consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP consistently applied, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the consolidated results of operations for such period and with respect to the consolidated financial statements by independent certified public accountants of recognized national standing or otherwise acceptable to the Lender, whose certificate shall be in scope and substance satisfactory to the Lender and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Lender pursuant to this Agreement.

     SECTION 7.03 Projections. Together with the delivery of financial statements required by Section 7.02 above, the delivery of Projections, in form and substance satisfactory to the Lender, for the ensuing fiscal year on an annual and quarterly basis.

     SECTION 7.04 Accounts/Inventory Certificate. From time to time and in any event within 45 days after the end of the first three fiscal quarters, and within 120 days after the end of the last fiscal quarter during which this Agreement remains in effect a Schedule of Accounts which shall consist of a summary of aging of all of the then existing Accounts of Borrower and its Subsidiaries and a Schedule of Inventory, all as certified as true, complete and correct by the chief financial officer of the Borrower and to be in form reasonably satisfactory to the Lender, and upon request of the Lender, deliver to the Lender a complete list of all existing Accounts, together with the name of the Account Debtor, the balance due and an aging thereof.

     SECTION 7.05 Collateral Value Report. Not more than once every other calendar year prior to an Event of Default and at any time while and so long as an Event of Default shall have occurred and be continuing, the Borrower will upon the request of the Lender, at the Borrower's expense, obtain and deliver to the Lender a report of an independent collateral auditor satisfactory to the Lender with respect to the Accounts and Inventory which report shall include, with respect to Accounts, verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower and with respect to Inventory, verification as to the value, location and respective types.

     SECTION 7.06 Appraisals. From time to time, if the Lender determines that obtaining appraisals is necessary in order to comply with Applicable Laws, the Lender will, at the Borrower's expense, obtain appraisal reports in form and substance and from appraisers satisfactory to the Lender stating the then current fair market values of all or any portion of the Collateral owned by the Borrower or any of its Subsidiaries. In addition, not more than once every other calendar year prior to an Event of Default and at any time while and so long as an Event of Default shall have occurred and be continuing, the Borrower will upon the request of the Lender, at the Borrower's expense, obtain and deliver to the Lender appraisal reports or updated appraisals in form and substance and from appraisers satisfactory to the Lender, stating (1) the then current fair market and orderly liquidation values of all or any portion of the Collateral and (2) the then current business value of the Borrower or any of its Subsidiaries as a going concern.

     SECTION 7.07 Copies of Certificates and Other Reports.

     (a) Together with each delivery of financial statements required by Sections 7.01 and Section 7.02 above, a Compliance Certificate, substantially in the form of Exhibit I hereto, demonstrating (with computations in reasonable detail) compliance by the Borrower and its Subsidiaries with the provisions of
Section 8.01 and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto. Together with each delivery of financial statements required by Section 7.02 above, the Borrower will deliver a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof to the extent permitted under generally accepted auditing standards.

     (b) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower by the Borrower's independent public accountants including, without limitation, any management report; and

     (c) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower as the Lender may reasonably request. The rights of the Lender under this Section are in addition to and not in derogation of its rights under any other provision of this Agreement or any of the other Loan Documents.

     SECTION 7.08 Notice of Litigation and Other Matters. Prompt notice of and in any event within 10 Business Days after the occurrence thereof:

     (a) to the extent the Borrower is aware of the same, the commencement of all proceedings and investigations by or before any governmental or nongovernmental body and all actions and proceedings in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses which, if adversely determined or resolved, would have a Materially Adverse Effect, including without limitation, any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material which would result in an aggregate liability of $100,000 for the Borrower or any of its Subsidiaries;

     (b) any amendment to the articles of incorporation of the Borrower or any of its Subsidiaries;

     (c) any change in the senior management of the Borrower or any of its Material Subsidiaries, and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Material Subsidiaries, in either case which has had or may have a Materially Adverse Effect; and

     (d) any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition or any combination of any of the foregoing would constitute a default or event of default by the Borrower or any of its Subsidiaries under any material agreement (other than this Agreement) to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary or any of its respective properties may be bound.

     SECTION 7.09 ERISA. As soon as possible and in any event within 30 days after the Borrower knows, or has reason to know:

     (a) that any Termination Event with respect to a Plan has occurred or will occur; or

     (b) of the existence of any Unfunded Vested Accrued Benefits under all Plans; or

     (c) that the Borrower or any ERISA Affiliate is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, a certificate of a Responsible Officer of the Borrower setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through
(c) as applicable.

                           ARTICLE VIII

                        NEGATIVE COVENANTS

     So long as any of the Secured Obligations remains unpaid or unperformed, or this Agreement is in effect, unless the Lender shall otherwise consent in the manner set forth in Section 10.07, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly:

     SECTION 8.01 Financial Covenants. Permit at any time on a Consolidated basis:

     (a) Ratio of Funded Debt to EBITDA. The ratio of Indebtedness for Money Borrowed to EBITDA for the Preceding Period to be more than 3.00 to 1.0;

     (b) Ratio of Funded Debt to Capitalization. The ratio of Indebtedness for Money Borrowed to Consolidated Capitalization to be more than 0.50 to 1.00.

     (c) Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio at any fiscal quarter end to be less than 1.30 to 1.00 from the Closing Date through June 29, 2000 and 2.00 to 1.00 from June 30, 2000 and thereafter.

     (d) Current Ratio. Permit the Current Ratio to be less than 1.00 to 1.00 at any fiscal quarter end.

     SECTION 8.02 Indebtedness for Money Borrowed. Create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding any Indebtedness for Money Borrowed, except that this Section 8.02 shall not apply to Indebtedness: (a) for Money Borrowed represented by the Loans and the Notes, (b) set forth on Schedule 5.01(g) hereof, (c) Indebtedness incurred in connection with a Purchase Money Lien or constituting a Capitalized Lease Obligation, which Indebtedness, in the aggregate, does not exceed at any time $2,000,000, (d) intercompany indebtedness and Guaranties among the Borrower and its Subsidiaries to the extent permitted by Section 8.07 and Section 8.03 and (e) Indebtedness of the Borrower under Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; provided, however, that Indebtedness referred to in clause
(b) (other than with respect to letters of credit set forth on Schedule 5.01(g)) above may not be renewed, extended or refinanced without the prior written consent of the Lender.

     SECTION 8.03 Guaranties. Become or remain liable on or under any Guaranty (other than with respect to (a) the Subsidiary Guaranty, (b) Guaranty Supplements, (c) Indebtedness set forth on Schedule 5.01(g) and (d) Guaranties by the Borrower of the obligations of the Guarantors.

     SECTION 8.04 Investments. After the Agreement Date, make or purchase any Investment or, after such date, permit any Investment to be outstanding other than (i) Permitted Investments; (ii) Permitted Acquisitions; (iii) Investments in existence as of the date hereof; (iv) Investments permitted under Section 8.07; or (v) Investments made in the ordinary course of business as conducted by the Borrower and its Subsidiaries on the Effective Date and not in excess of $500,000, individually or $1,000,000 in the aggregate for any calendar year.

     SECTION 8.05 Liens. Create, assume, incur or permit or suffer to exist (upon the happening of a contingency or otherwise) or to be created, assumed or incurred, any Lien upon any of its properties or assets of any character whether now owned or hereafter acquired or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, except for Permitted Liens.

     SECTION 8.06 Plans. Take any action which would cause any Unfunded Vested Accrued Benefits under any Plan of the Borrower to exist.

     SECTION 8.07 Loans. Extend credit to, or make any advance, loan or contribution of money or goods to, any Person, provided, that, (a) the Borrower and any Subsidiary thereof may make advances in the ordinary course of business to their respective employees and (b) the Borrower or any Subsidiary may make loans and advances to any other Guarantor and any Subsidiary may make loans and advances to the Borrower, provided, that the sum of all such advances made under clause (a) of this Section shall not exceed $1,000,000 at any one time outstanding.

     SECTION 8.08 Certain Agreements. (a) Amend, supplement or otherwise modify any material term of any material agreement, oral or written, other than in the ordinary course of business, or (b) permit Auto Europe, LLC to default in the performance of its obligations under the Credit Enhancement Agreement, dated as of June 1, 1995, between City of Portland, Maine and Auto Europe, Inc. (as predecessor to Auto Europe, LLC) if such default would result in liability in excess of $100,000.

     SECTION 8.09 Transactions with Affiliates. Except as specified on Schedule
8.09 hereto, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate (other than a Guarantor) of the Borrower, other than on terms and conditions substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm's length transaction with a Person not an Affiliate ("Unaffiliated Transaction") other than any transaction or series of transactions with respect to assets or services of the Borrower or its Subsidiaries having a value in an Unaffiliated Transaction equal to or less than $250,000 individually or $500,000 in the aggregate.

     SECTION 8.10 Merger, Consolidation and Other Arrangements. Merge or consolidate with any other Person unless the Borrower or a Subsidiary is the surviving and continuing corporation and the financial condition, business or operations of the Borrower or such Subsidiary shall not be materially and adversely affected thereby and at the time of such merger or consolidation and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

     SECTION 8.11 No Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of substantially all of its respective assets other than: (i) Inventory in the ordinary course of its business; (ii) property no longer used or useful in the conduct of such Person's business and disposed of in the ordinary course of business, (iii) the transfer of the capital stock of Lifestyle Vacation Incentives, Inc. to any Guarantor so long as such Guarantor promptly pledges such stock to the Lender pursuant to a Pledge Agreement, and (iv) the transfer of Intellectual Property or contracts to any Guarantor so long as such Guarantor promptly grants the Lender a duly perfected security interest in such Intellectual Property or contracts.

     SECTION 8.12 Sale or Discount of Receivables. Sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or Accounts including without limitation pursuant to a Receivables Financing.

     SECTION 8.13 Dividend Limitation. (i) Pay or declare any cash dividend on any class of its stock or make any other distribution on account of any class of its stock; or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock; except for:

          (a)  dividends payable in common stock;

          (b) any Subsidiary of the Borrower may pay dividends or any other such distribution to the Borrower or any Guarantor;

          (c) the Borrower may repurchase shares of common stock and/or options to purchase such common stock held by directors, executive officers, members of management or employees of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such directors, executive officers, members of management or employees so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the aggregate amount of cash expended by the Borrower pursuant to this clause (c) does not exceed $1,000,000 in any fiscal year of the Borrower; and

          (d) the Borrower may repurchase shares of its common stock and/or options to purchase such common shares held by any Person so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the aggregate amount of cash expended by the Borrower pursuant to this clause (d) does not exceed $1,000,000 in any fiscal year of the Borrower.

     The term "stock" as used in this Section 8.13 shall include warrants or options to purchase stock and any Preferred Stock.

                            ARTICLE IX

                             DEFAULT

     SECTION 9.01 Events of Default. Each of the following shall constitute an Event of Default:

     (a) Default in Payment. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or the Notes, or any amount payable hereunder as and when required to be paid pursuant to any Reimbursement Obligation, or shall fail to pay when due, and such failure shall continue for five (5) or more days, any interest on any of the Loans, any of the Notes, any Reimbursement Obligation or on any of the other obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any obligation owing by such Loan Party under any Loan Document to which it is a party.

     (b) Misrepresentations. Any statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Lender in connection with any Loan Document or with respect to the transactions contemplated by the Loan Documents, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made.

     (c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Article VIII hereof or Section 2.06 or Section 6.09 hereof or (ii) the Borrower or any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 9.01 and the continuance of such failure shall have continued for a period of thirty days.

     (d) Cross Default. The Borrower or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for Money Borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace or cure provided with respect thereto, or the Borrower or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased or defeased by the Borrower or any Subsidiary) prior to any stated maturity; or

     (e) Voluntary Bankruptcy Proceeding. The Borrower or any of its Subsidiaries shall: (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts;
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any state or federal law; or (viii) take any corporate action for the purpose of effecting any of the foregoing.

     (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking: (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person and, in either event, shall not be discharged within 60 days.

     (g) Litigation. The Borrower or any Loan Party shall challenge or contest in any action, suit or proceeding in any court or before any arbitrator or governmental body the validity or enforceability of this Agreement, any Note or any other Loan Document.

     (h) Judgment. A judgment or order for the payment of money (not paid or fully covered by insurance) individually or in the aggregate equal to or greater than $100,000 shall be entered against the Borrower by any court and such judgment or order shall continue undischarged or unstayed for a period of forty-five days.

     (i) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower or any of its Subsidiaries which, individually or together with all other such processes, would have a Materially Adverse Effect and such processes shall continue undischarged for a period of forty-five days; provided, however, that if such processes shall require the payment of money individually or in the aggregate equal to or greater than $100,000, such forty-five day period shall not be required to pass for an Event of Default to occur hereunder.

     (j) ERISA. (i) Any Termination Event with respect to a Plan shall occur;
(ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) for which a waiver has not been obtained in accordance with the applicable provisions of the Internal Revenue Code and ERISA; or (iii) the Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from the Borrower's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan.

     (k) Cessation of Operations. Except as permitted pursuant to Section 8.10, the business operations as conducted on the Closing Date of the Borrower or any of its Material Subsidiaries shall be suspended for a period of 30 consecutive days or longer.

     (l) Security Interest. The Security Interest shall for any reason cease to be a valid, enforceable, perfected and first-priority Lien on any of the Collateral, subject only to Permitted Liens, except to the extent such failure to perfect arises out of the Lender's negligence.

     (m) Guaranties. The Subsidiary Guaranty or any Guaranty Supplement (if any) or any provisions thereof shall be found or held invalid or unenforceable by a court of competent jurisdiction or shall have ceased to be effective as to any Subsidiary of the Borrower or such Subsidiary shall have repudiated its obligations under the Subsidiary Guaranty or Guaranty Supplement to which it is a party.

     (n) Change of Control. A Control Event and/or Change of Control shall occur.

     (o) Executive Officers. Both of the individuals specified below shall cease to hold the office specified opposite his or her name (x) for any reason other than his or her death, disability or non-renewal of the initial term of his or her employment contract, or (y) due to his or her death, disability or non-renewal of the initial term of his or her employment contract, and a successor satisfactory to the Lender does not assume his or her responsibilities and position within 60 days of cessation:

     Name
     Office

Joseph V.
Vittoria

Chief Executive Officer of Borrower or

John Balson

President and Chief Operating Officer of
Borrower

     SECTION 9.02 Remedies. Upon the occurrence of an Event of Default the following provisions shall apply:

     (a) Automatic. Upon the occurrence of an Event of Default specified in
Section 9.01(e) or (f), (i) the principal of, and the interest on, the Loans and the Notes at the time outstanding, and (ii) an amount equal to the Aggregate Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default, and (iii) all of the other obligations of the Borrower hereunder, including, but not limited to, the other amounts owed to the Lender under this Agreement, the Notes or any of the other Loan Documents, and all other Secured Obligations shall become automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower and the Revolving Credit Facility and the Letter of Credit Facility, the obligation of the Lender to issue Letters of Credit under the Letter of Credit Facility, and the Lender's Commitment, shall immediately and automatically terminate.

     (b) Optional. If any other Event of Default (other than as set forth in Section 9.01(e) or (f)) shall have occurred and be continuing, the Lender may declare the principal of, and interest on, the Loans and the Notes at the time outstanding, an amount equal to the aggregate Stated Amount of all Letters of Credit at the time outstanding, and all of the other obligations of the Borrower hereunder, including, but not limited to, the other amounts owed to the Lender under this Agreement, the Notes or any of the other Loan Documents, and all other Secured Obligations to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and terminate the Lender's Commitment, the Revolving Credit Facility, the Letter of Credit Facility, the obligation of the Lender to make Revolving Loans under the Revolving Credit Facility and the obligation of the Lender to issue Letters of Credit under the Letter of Credit Facility. The Lender shall provide prompt notice of any such declaration to the Borrower, however, the failure of the Lender to so notify the Borrower shall not affect Lender's rights hereunder.

     (c) Other Loan Documents. The Lender may exercise any and all rights under any and all of the Loan Documents.

     (d) Application of Proceeds. All proceeds of Collateral and other sums received by Lender upon the exercise of its rights and remedies under the Loan Documents, including, without limitation, proceeds of insurance and proceeds from any condemnation, may be applied by the Lender, after deduction for any expenses incurred in connection with such exercise which are reimbursable to the Lender hereunder, to the Secured Obligations in such manner as the Lender may determine then to be appropriate.

     SECTION 9.03 Rights Cumulative. The rights and remedies of the Lender under this Agreement, the Notes and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have under Applicable Law. In exercising its rights and remedies the Lender may be selective and no failure or delay by the Lender in exercising any right Shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                            ARTICLE X

                          MISCELLANEOUS

     SECTION 10.01 Notices. Unless otherwise provided herein, communications provided for hereunder or under any other Loan Document shall be in writing and shall be mailed, telefacsimiled or delivered as follows:

     If to the Borrower:

          Travel Services International, Inc.
          220 Congress Park Drive

          Suite 300
          Delray Beach, Florida 33445

          Attention:     Jill M. Vales, Chief Financial Officer
                    Telephone:     (561) 266-6169
                    Telefacsimile: (561) 266-0872

          Attention:     Suzanne B. Bell, General Counsel
                    Telephone:     (561) 266-6171
                    Telefacsimile: (561) 266-0872

     with a copy to:

          Greenberg Traurig, P.A.
          515 East Las Olas Boulevard, Suite 1500
          Ft. Lauderdale, Florida 33301
          Attention:     Daniel H. Aronson, Esq.
          Telephone:     (954) 768-8201
          Telefacsimile: (954) 765-1477

     If to the Lender:

          Bank of America, N.A. d/b/a NationsBank, N.A.
          One Financial Plaza, 13th Floor
          Ft. Lauderdale, Florida 33394
          Attention:     John M. Powell
          Telephone:     (954) 765-2319
          Telefacsimile: (954) 765-2123

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telefacsimiled, when transmission is confirmed; or (iii) if hand delivered, when delivered.

     SECTION 10.02 Expenses. The Borrower will pay all present and future expenses of the Lender in connection with:

     (a) the negotiation, preparation, execution, delivery and administration of this Agreement, the Notes and each of the other Loan Documents, whenever the same shall be executed and delivered, including appraisers' fees, search fees, recording fees (including any intangible recording taxes) and the reasonable fees and disbursements of: (i) Smith Helms Mulliss & Moore, L.L.P., special counsel to the Lender, and (ii) each local counsel retained by the Lender;

     (b) the negotiation, preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement, the Notes or any of the other Loan Documents;

     (c) any restructuring, refinancing or "workout" of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, including the reasonable fees and disbursements of counsel to the Lender;

     (d) consulting with one or more Persons engaged by the Lender, including appraisers, accountants and lawyers, concerning or related to the servicing of this Agreement or the nature, scope or value of any right or remedy of the Lender hereunder, under the Notes or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons;

     (e) the collection or enforcement of the obligations of the Borrower or any Loan Party under this Agreement, the Notes or any other Loan Document including the reasonable fees and disbursements of counsel to the Lender if such collection or enforcement is done by, through or with the assistance of an attorney;

     (f) prosecuting or defending any claim in any way arising out of, related to, or connected with this Agreement, the Notes or any of the other Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel to the Lender and of experts and other consultants retained by the Lender;

     (g) the exercise by the Lender of any right or remedy granted to it under this Agreement, the Notes or any of the other Loan Documents including the reasonable fees and disbursements of counsel to the Lender; and

     (h) reasonable costs and expenses incurred by the Lender in gaining possession of, maintaining, handling, preserving, storing, shipping, appraising, selling, preparing for sale and advertising to sell the Collateral, whether or not a sale is consummated.

     SECTION 10.03 Stamp, Intangible and Recording Taxes. The Borrower will pay any and all applicable stamp, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents or the perfection of any rights or Liens thereunder, other than any such liabilities resulting from Lender's gross negligence or willful misconduct.

     SECTION 10.04 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender is hereby authorized by the Borrower, at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender, to or for the credit or the account of the Borrower against and on account of any of the Secured Obligations, irrespective of whether or not the Lender shall have declared any or all of the Loans and all other Secured Obligations to be due and payable as permitted by Section 9.02, and although such obligations shall be contingent or unmatured.

     SECTION 10.05  GOVERNING LAW; ARBITRATION/JURISDICTION.

     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

     (b) ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE CONCERNING THE SCOPE OF THIS ARBITRATION CLAUSE SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ ENDISPUTE AND ANY SUCCESSOR THEREOF (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH BELOW IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     (c) SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN FORT LAUDERDALE, FLORIDA AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT THREE ARBITRATORS, COMPRISED OF AT LEAST ONE ATTORNEY AND ONE ACCOUNTANT; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     (d) RESERVATION OF RIGHTS. NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO (i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (ii) BE A WAIVER BY THE LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (iii) LIMIT THE RIGHT OF THE LENDER (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SET-OFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

     SECTION 10.06  Assignability.

     (a) The Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of the Lender.

     (b) The Lender may make, carry or transfer Loans at, to or for the account of, any of its United States branch offices or the United States office of an Affiliate of the Lender or the Lender may pledge any Loans or Notes to any Federal Reserve Bank.

     (c) The Lender may assign to one or more financial institutions all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it and shall provide notice thereof and a copy of the instrument of assignment to the Borrower, however, the failure by the Lender to so notify the Borrower or to provide the Borrower with a copy of the instrument of assignment shall not affect the Lender's rights hereunder. Upon the effectiveness of the assignment,
(x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it, such assignee shall have the rights and obligations of a "Lender" hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights (other than any rights it may have pursuant to Sections 10.02 and 10.10 which will survive such assignment) and be released from its obligations under this Agreement, other than with respect to
Section 10.09 hereof (and, in the case of an assignment for all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, the Notes and the other Loan Documents the Lender shall cease to be a party hereto). If a bank syndicate is formed, the Lender agrees to serve as agent thereof.

     (d) The Lender may sell participations (without the consent of the Borrower) to one or more parties in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by
it); provided, however, that (i) the Lender's obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower and the other Loan Parties for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and (v) the Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date of the payments of any installment of fees or principal or interest of any Loans or Reimbursement Obligations in which such participant is participating, (B) reduce the amount of any installment of principal of any Loans or Reimbursement Obligations in which such participant is participating,
(C) reduce the interest rate applicable to any Loans or Reimbursement Obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Agreement, reduce any fees payable to the Lender hereunder.

     (e) The Lender agrees that, without the prior written consent of the Borrower, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or the Notes under the securities laws of the United States of America or of any other jurisdiction.

     (f) In connection with the efforts of the Lender to assign its rights or obligations or to participate interests, the Lender may disclose to any proposed participant and their counsel any information in its possession regarding the Borrower or any Loan Party, subject to the provisions of Section 10.09.

     SECTION 10.07 Amendments. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

     SECTION 10.08 Nonliability of the Lender. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     SECTION 10.09 Confidential Information. Except as otherwise provided by law, the Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (i) to any of its Affiliates provided they shall agree to keep such information confidential in accordance with the terms of this Section 10.09; (ii) as reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any of the Commitment, the Term Loan or participations therein as permitted hereunder provided they shall agree to keep such information confidential in accordance with the terms of this Section 10.09); (iii) as required by any Governmental Authority or representative thereof or pursuant to legal process; (iv) to the Lender's independent auditors and other professional advisors provided they shall agree to keep such information confidential in accordance with the terms of this Section 10.09); and (v) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise of the Lender's rights hereunder or under any of the other Loan Documents.

     SECTION 10.10 Indemnification. The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Lender and its directors, officers, agents, employees and counsel from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except in each case to the extent that it is judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to: (i) this Agreement or any Loan Document or the transactions contemplated hereby or thereby including, without limitation, amounts paid in settlement, Lender's court costs and the reasonable fees and disbursements of counsel to the Lender incurred in connection with any such litigation, investigation, claim or proceeding; (ii) the making of Loans;
(iii) any actual or proposed use by the Borrower of the proceeds of the Loans or the issuing of Letters of Credit or any actual or proposed use by any Beneficiary of the proceeds of any Letter of Credit; and (b) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by the Borrower or the Lender in connection with compliance by the Borrower or any of the Subsidiaries, or any of their respective properties, with any federal, state or local Environmental Laws or other environmental rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full of the Secured Obligations, and are in addition to, and not in substitution of, any other of its obligations set forth in this Agreement.

     SECTION 10.11 Survival. Notwithstanding any termination of this Agreement, or of the other Loan Documents, the indemnities to which the Lender is entitled under the provisions of Sections 10.02 and 10.10 and under any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

     SECTION 10.12 Titles and Captions. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 10.13 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 10.14 Counterparts. This Agreement and any other Loan Document may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

                    [Signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

                         TRAVEL SERVICES INTERNATIONAL, INC.

                         By: /s/ Jill M. Vales
                         Name:   Jill M. Vales
                         Title:   Senior Vice President, Chief

Financial Officer

                         BANK OF AMERICA, N.A., d/b/a
                         NATIONSBANK, N.A.

                         By: /s/ Cheryl R. Moncure
                         Name:   Cheryl R. Moncure
                         Title:   Senior Vice President

STATE OF NORTH CAROLINA )
                               ) to wit:

COUNTY OF MECKLENBURG  )

     I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State and County listed above to take acknowledgments, personally appeared Cheryl R. Moncure who is personally known to me to be the person who signed the foregoing Credit Agreement on behalf of Bank of America, N.A. d/b/a NationsBank, N.A. and who executed the foregoing instrument on July 30, 1999, and who acknowledged before me in the State of North Carolina, County of Mecklenburg, that she executed same.

     This acknowledgment is given for the sole purpose of verifying the identity of the parties who signed the foregoing instrument and the place of its signing, and without any liability on the part of the Notary with regard to the obligations of the foregoing instrument.

     WITNESS my hand and official seal this 30th day of July, 1999.

                              /s/ EMILY A. SAMPLE
                              Print Name: Emily A. Sample
                              Notary Public - State of North

Carolina

                              Commission Expires: October 6, 2002

(NOTARIAL SEAL)

STATE OF NORTH CAROLINA )
                               ) to wit:

COUNTY OF MECKLENBURG  )

     I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State and County listed above to take acknowledgments, personally appeared Jill M. Vales who is personally known to me to be the person who signed the foregoing Credit Agreement on behalf of Travel Services International, Inc. and who executed the foregoing instrument on July 30, 1999, and who acknowledged before me in the State of North Carolina, County of Mecklenburg, that she executed same.

     This acknowledgment is given for the sole purpose of verifying the identity of the parties who signed the foregoing instrument and the place of its signing, and without any liability on the part of the Notary with regard to the obligations of the foregoing instrument.

     WITNESS my hand and official seal this 30th day of July, 1999.

                              /S/ KIMBERLY BA. SALTRICK
                              Print Name: Kimberly B. Saltrick
                              Notary Public - State of North

Carolina

                              Commission Expires: August 11,2002

(NOTARIAL SEAL)